                                 EXHIBIT 10.1

                                 AMENDED AND RESTATED
                        GLOBAL ADVANCED TECHNOLOGY CORPORATION
                               STOCK PURCHASE AGREEMENT

                               TABLE OF CONTENTS

1. SALE OF THE GAT SHARES; AUTHORIZATION AND ISSUANCE OF
      THE BARRA SHARES...................................................   27
      1.1   Sale of the GAT Shares.......................................   27
      1.2   Fractional Shares............................................   28
      1.3   Authorization of the BARRA Shares............................   28
      1.4   Treatment of Yamaichi Stock Option...........................   28
2. CLOSING DATE; DELIVERY................................................   28
      2.1   Closing Date.................................................   28
      2.2   Delivery.....................................................   29
3. COVENANTS OF THE PARTIES..............................................   29
      3.1   Covenants of BARRA...........................................   29
            (a) Reservation and Issuance of BARRA Common Stock...........   29
            (b) Government Approvals.....................................   29
            (c) Notification of Breach of Representations, Warranties
                 and Covenants...........................................   29
            (d) Extension of Credit......................................   30
            (e) Press Release............................................   30
            (f) Litigation Developments..................................   30
            (g) Employment...............................................   30
            (h) Access to Properties, Books and Records..................   30
            (i) Options; Bonuses.........................................   31
      3.2  Covenants of GAT, Innosearch and the GAT Stockholders.........   31
            (a) Stockholder Lists and Other Information..................   31
            (b) Transactions in BARRA Common Stock.......................   32
            (c) Government Approvals.....................................   32
            (d) Capital Commitments and Expenditures.....................   32
            (e) Notification of Breach of Representations,
                 Warranties and Covenants................................   32
            (f) Compensation.............................................   32
            (g) Conduct of Business in the Ordinary Course...............   33
            (h) Press Releases...........................................   34
            (i) No Merger or Solicitation................................   34
            (j) GAT 401(k) Plan..........................................   35
            (k) Additional Agreements....................................   35
            (l) Access to Properties, Books and Records..................   35
            (m) Employee Welfare Benefit Plans...........................   36
            (n) Litigation Developments..................................   36
            (o) Employment...............................................   36
      3.3  Covenants of the Parties......................................   36
4.  REPRESENTATIONS AND WARRANTIES OF GAT, INNOSEARCH AND
      THE GAT STOCKHOLDERS...............................................   37
      4.1   Corporate Status and Power to Enter Into Agreements..........   37

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

      4.2   Execution and Delivery of the Agreement......................   37
      4.3   Subsidiaries and Other Equity Interests......................   38
      4.4   Certificate, Bylaws, Books and Records.......................   38
      4.5   Compliance with Laws, Regulations and Decrees................   39
      4.6   Capitalization...............................................   39
      4.7   Financial Statements.........................................   40
      4.8   Government Regulation........................................   40
      4.9   Code of Ethics...............................................   42
      4.10  Tax Returns..................................................   42
      4.11  Material Adverse Change......................................   43
      4.12  No Undisclosed Liabilities...................................   43
      4.13  Properties and Leases........................................   44
      4.14  Patents, Copyrights, Trademarks..............................   45
      4.15  Material Contracts...........................................   46
      4.16  Employment Contracts and Benefits............................   46
      4.17  Compliance With ERISA........................................   48
      4.18  Collective Bargaining and Employment Agreements..............   48
      4.19  Compensation of Officers and Employees.......................   48
      4.20  Legal Actions and Proceedings................................   49
      4.21  Retention of Broker or Consultant............................   49
      4.22  Insurance....................................................   49
      4.23  Transactions with Affiliates.................................   49
      4.24  Trading in BARRA Common Stock................................   50
      4.25  No Departing Employees.......................................   50
      4.26  No Loss of Customers.........................................   50
      4.27  Communications with Stockholders.............................   50
      4.28  Accuracy of Representations and Warranties...................   51
      4.29  Proposed Business Combination................................   51
      4.30  GAT Balance Sheet............................................   51
5.  REPRESENTATIONS AND WARRANTIES OF BARRA..............................   51
      5.1   Corporate Status and Power to Enter Into Agreements..........   51
      5.2   Certificate, Bylaws, Books and Records.......................   52
      5.3   Properties...................................................   52
      5.4   BARRA SEC Documents..........................................   52
      5.5   Material Adverse Change......................................   53
      5.6   Execution and Delivery of the Agreement......................   53
      5.7   Accuracy of Representations and Warranties...................   53
      5.8   Capitalization...............................................   54
      5.9   Duly Authorized Issuances....................................   54
      5.10  Retention of Broker or Consultant............................   54
      5.11  Compliance with Laws, Regulations and Decrees................   55
6.  INVESTMENT REPRESENTATION............................................   55
7.  REGISTRATION RIGHTS..................................................   56
      7.1   Definitions..................................................   56
            (a) "Exchange Act"...........................................   57

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

            (b) "Holder".................................................   57
            (c) "Register", "Registered" and "Registration"..............   57
            (d) "Registrable Securities".................................   57
            (e) "Registration Expenses"..................................   57
            (f) "Securities Act".........................................   57
            (g) "Selling Expenses".......................................   58
      7.2   BARRA Registration...........................................   58
            (a) Notice of Registration...................................   58
      7.3   Underwriting.................................................   58
      7.4   Expenses of Registration.....................................   59
      7.5   Furnish Information..........................................   59
      7.6   Indemnification..............................................   59
      7.7   "Market Stand-off" Agreement.................................   61
8.  CONDITIONS TO THE OBLIGATIONS OF BARRA...............................   61
      8.1   Representations and Warranties...............................   61
      8.2   Compliance and Performance Under Agreement...................   62
      8.3   Material Adverse Change......................................   62
      8.4   GAT Stockholders.............................................   62
      8.5   Officer's Certificate........................................   62
      8.6   GAT Board of Directors.......................................   62
      8.7   No Injunctions or Restraints; Illegality.....................   62
      8.8   Government Approvals.........................................   62
      8.9   Expenses.....................................................   63
      8.10  Closing Documents............................................   63
      8.11  Consents.....................................................   63
      8.12  Innosearch Transaction.......................................   63
      8.13  Employee Agreements..........................................   64
      8.14  Opinion of Counsel...........................................   64
      8.15  Third Party Actions..........................................   64
      8.16  The 3/31/97 Balance Sheets...................................   64
      8.17  Option Amendment.............................................   64
9.  CONDITIONS TO THE OBLIGATIONS OF GAT AND THE GAT STOCKHOLDERS........   64
      9.1   Representations and Warranties...............................   65
      9.2   Compliance and Performance Under Agreement...................   65
      9.3   Material Adverse Change......................................   65
      9.4   Officers Certificate.........................................   65
      9.5   Opinion of Counsel...........................................   65
      9.6   Third Party Actions..........................................   65
      9.7   Closing Documents............................................   66
      9.8   No Injunctions or Restraints; Illegality.....................   66
      9.9   Innosearch Transaction.......................................   66
      9.10  Government Approvals.........................................   66
10.  EXPENSES............................................................   66
11.  SURVIVAL, INDEMNIFICATION AGAINST LOSS..............................   67

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      11.1  Survival.....................................................   67
      11.2  GAT Stockholders' Indemnification............................   67
      11.3  BARRA's Indemnification......................................   68
      11.4  GAT's Indemnification........................................   69
      11.5  Indemnification Procedures...................................   69
      11.6  Limitation on Indemnification Claims.........................   70
      11.7  Liability Limited to Indemnification.........................   71
12.  ESCROW..............................................................   71
      12.1  Escrow for Representations and Warranties....................   71
      12.2  Holder's Agent...............................................   72
13.  AMENDMENT; TERMINATION..............................................   73
      13.1  Amendment....................................................   73
      13.2  Termination..................................................   73
      13.3  Notice.......................................................   73
      13.4  Termination and Expenses.....................................   73
14.  MISCELLANEOUS.......................................................   74
      14.1  Notices......................................................   74
      14.2  Binding Agreement............................................   75
      14.3  Consent to Jurisdiction and Forum Selection..................   75
      14.4  Governing Law................................................   76
      14.5  Attorneys' Fees..............................................   76
      14.6  Entire Agreement; Severability...............................   76
      14.7  Counterparts.................................................   76
      14.8  Waivers......................................................   76


                                   LIST OF EXHIBITS

EXHIBIT A-----------------------------------------FORM OF EMPLOYMENT AGREEMENT
EXHIBIT B-----------------------------------------FORM OF EMPLOYMENT AGREEMENT
EXHIBIT C---------------------------------------------OPINION OF COUNSEL (GAT)
EXHIBIT D-------------------------------------------OPINION OF COUNSEL (BARRA)
EXHIBIT E-----------------------------------------------------ESCROW AGREEMENT

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

                              AMENDED AND RESTATED

                     GLOBAL ADVANCED TECHNOLOGY CORPORATION

                            STOCK PURCHASE AGREEMENT

     THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of June__, 1997, by and among BARRA, Inc., a California corporation ("BARRA"), GLOBAL ADVANCED TECHNOLOGY CORPORATION, a Delaware corporation ("GAT"), and THOMAS HO and MARK WAINGER, all of the stockholders of GAT (herein individually a "GAT Stockholder" and collectively the "GAT Stockholders").

     WHEREAS, the GAT Stockholders currently own eight (8) shares of GAT common stock (individually, a "GAT Share" and in the aggregate, the "GAT Shares");

     WHEREAS, the GAT Shares represent one hundred percent (100%) of the currently issued and outstanding capital stock of GAT;

     WHEREAS, BARRA wishes to purchase, and the GAT Stockholders wish to sell to BARRA, the GAT Shares in accordance with the terms of this Agreement;

     WHEREAS, GAT and the GAT Stockholders own an aggregate of approximately sixty-two percent (62%) of the issued and outstanding capital stock of Innosearch, Inc., a New York Corporation ("Innosearch"); and

     WHEREAS, BARRA, GAT and the GAT Stockholders desire to amend and restate in its entirety that certain Stock Purchase Agreement, dated as of May 23, 1997, by and among BARRA, GAT and the GAT Stockholders (the "GAT Agreement").

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein,

     THE PARTIES HEREBY AGREE TO AMEND AND RESTATE THE GAT AGREEMENT IN ITS ENTIRETY AS FOLLOWS:

1.   SALE OF THE GAT SHARES; AUTHORIZATION AND ISSUANCE OF THE BARRA SHARES.

     1.1 SALE OF THE GAT SHARES. Subject to the terms and conditions hereof, on the Closing Date, as defined in Section 2.1, the GAT Stockholders will sell to BARRA and BARRA agrees to purchase from each of the GAT Stockholders all of the GAT Shares, totaling an aggregate of eight (8) GAT Shares, for a total consideration in cash ("Cash

Consideration") and fully paid and non assessable shares of common stock of BARRA (the "BARRA Common" or the "BARRA Shares") allocated to each GAT Shareholder as set forth in Schedule A attached hereto. The BARRA Common or BARRA Shares along with the Cash Consideration is sometimes referred to as the "Purchase Price."

     1.2 FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of BARRA Common Stock shall be issued to the GAT Stockholders; rather, the number of BARRA Shares to be issued as the Stock Consideration shall be rounded up to the nearest whole BARRA share.

     1.3  AUTHORIZATION OF THE BARRA SHARES.  On or prior to the Closing
Date, BARRA will have taken all necessary corporate action for the purpose of authorizing the issuance and sale of the BARRA Shares to the GAT Stockholders.

     1.4 TREATMENT OF YAMAICHI STOCK OPTION. Pursuant to the Stock Option Agreement, dated January 19, 1995, by and between GAT and Yamaichi Securities Co., Ltd. ("Yamaichi" or the "GAT Optionholder"), GAT granted to Yamaichi an option (the "Yamaichi Option") to acquire two percent (2%) of the issued and outstanding shares of voting stock of GAT (the "Option Shares") for an exercise price of the greater of the fair market value of the Option Shares or $600,000. The Yamaichi Option is exercisable until January 18, 1998. Pursuant to the terms of the First Amendment to the Stock Option Agreement, dated as of June ___, 1997, by and between BARRA, GAT and Yamaichi (the "Option Amendment") following the Closing Date, Stock Consideration and Cash Consideration shall be substituted under the Yamaichi Option for GAT Shares based on the Consideration Ratio in Schedule A. Specifically, the Option Amendment provides that the Yamaichi Option shall be deemed to continue as an option to purchase the number of shares of BARRA Common Stock and to receive Cash Consideration equal to the Consideration Ratio multiplied by the number of Option Shares subject to the Yamaichi Option on the Closing Date, at the same option exercise price set forth in the Yamaichi Option. In the event that the Yamaichi Option expires on January 19, 1998 without being exercised by Yamaichi, the number of shares of BARRA Common Stock and the Cash Consideration allocated to the Yamaichi Option under the Consideration Ratio in Schedule A shall be distributed pro rata to the GAT Stockholders.

2.   CLOSING DATE; DELIVERY.

     2.1 CLOSING DATE. The closing of the purchase and sale of the GAT Shares hereunder (the "Closing") shall be held at the offices of Graham & James LLP, One Maritime Plaza, Suite 300, San Francisco, California 94111 on or before August 20, 1997, or at such other time and place to which the parties hereto may agree in writing (the "Closing Date").

     2.2 DELIVERY. At the Closing, each GAT Stockholder will deliver to BARRA certificates representing the GAT Shares to be purchased from such GAT Stockholder against payment of the Purchase Price therefor by (a) delivery to each GAT Stockholder


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

of a certificate representing the number of the BARRA Shares to be issued to such GAT Stockholder and a check representing the Cash Consideration due such GAT Stockholder and not subject to escrow pursuant to Section 12, each as calculated pursuant to the Consideration Ratio in Schedule A, (b) reservation by BARRA of the number of BARRA Shares and the Cash Consideration due to the GAT Optionholder and not subject to escrow pursuant to Section 12, each as calculated pursuant to the Consideration Ration in Schedule A, and delivery of the $1,600,000 of Cash Consideration into escrow in accordance with the provisions of Section 12.

3.   COVENANTS OF THE PARTIES.

     3.1 COVENANTS OF BARRA. Unless otherwise expressly indicated below and unless the Agreement is not earlier terminated pursuant to Section 13, from the date of this Agreement to the Closing Date, BARRA hereby covenants as follows:

          (a) RESERVATION AND ISSUANCE OF BARRA COMMON STOCK. BARRA shall reserve and make available for issuance in accordance with the terms of this Agreement a number of the BARRA Shares equal to the Stock Consideration, including the maximum number of shares of BARRA Common Stock to which the GAT Optionholder may be entitled pursuant to Section 1.4 above.

          (b) GOVERNMENT APPROVALS. BARRA, with the cooperation of GAT, shall use reasonable efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain all consents and approvals of government agencies as are required by law or otherwise (the "Government Approvals") and shall do any and all acts reasonably necessary or appropriate in order to cause the stock purchase to be consummated on the terms provided in this Agreement as promptly as practicable.

          (c) NOTIFICATION OF BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS. BARRA shall promptly give written notice to GAT upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of BARRA contained or referred to in this Agreement and shall use commercially reasonable efforts to prevent the same or remedy the same promptly.

          (d) EXTENSION OF CREDIT. On or after March 31, 1997, neither BARRA, any of its affiliates, or any third party, including any bank or financing company (but excluding either GAT and Innosearch) shall extend credit or otherwise lend money to GAT and/or Innosearch. In such event, the Purchase Price shall be decreased by the amount of such extension of credit or loan.

          (e) PRESS RELEASE. BARRA shall not issue any press release or written statement for general circulation to the public relating to the stock purchase or this Agreement unless previously provided to GAT for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with GAT in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the purchase, provided that BARRA may, without the consent of GAT and Innosearch, make any disclosure with regard to this Agreement or the purchase that it determines is required under any applicable law or regulation, provided that, if practicable, BARRA shall provide to GAT an opportunity to review and comment on the content of any such disclosure prior to such disclosure being publicly distributed.

          (f) LITIGATION DEVELOPMENTS. BARRA agrees to promptly advise GAT and Innosearch with respect to any and all material legal actions or other material proceedings or investigations against BARRA relating to this transaction and to promptly advise GAT and Innosearch with respect to any significant developments arising in connection with said actions, proceedings or investigations.

          (g) EMPLOYMENT. BARRA shall not directly or indirectly, solicit, induce or recruit any of the officers or employees of GAT and Innosearch to leave their employment with GAT and Innosearch without obtaining the prior written consent of GAT and Innosearch.

          (h) ACCESS TO PROPERTIES, BOOKS AND RECORDS. Prior to the Closing Date, BARRA shall give GAT and Innosearch and its counsel and accountants full access, during normal business hours and upon reasonable requests, to all of its properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, reports, instructions, procedures, tax returns and filings, tax settlement letters, material contracts or commitments, regulatory examinations and correspondence and shall allow GAT and Innosearch to make copies of such materials (to the extent not legally prohibited) and shall furnish GAT and Innosearch with all such information concerning its affairs as GAT and Innosearch may reasonably request. BARRA shall also cause Deloitte & Touch LLP ("DT") to make available to GAT and Innosearch, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, DT work papers and documentation relating to its work papers and its audits of the books and records of BARRA. Documents requested pursuant to this Section 3.1(h) that are protected pursuant to confidentiality agreements or are subject to attorney-client privilege ("BARRA Confidential Documents") shall not be subject to this Section 3.1(h). Notwithstanding the foregoing, BARRA shall disclose to GAT and Innosearch the general subject matter of the BARRA Confidential Documents requested pursuant to this Section 3.1(h), and any matter therein which would have a material adverse effect on this transaction. Client files that are protected pursuant to confidentiality agreements signed with BARRA, pursuant to fiduciary obligations to maintain confidentiality under the Advisers Act (as defined in Section 4.8(a)) or are subject to attorney-client privilege, and that are requested pursuant to this
Section 3.1(h), shall not be subject to this Section 3.1(h) ("BARRA Confidential Files"). Notwithstanding the foregoing, BARRA shall disclose to GAT or Innosearch on attached Schedule 3.1(h), the


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

general subject matter of the BARRA Confidential Files requested pursuant to this Section 3.1(h), and any matter therein which would have a material adverse effect on this transaction.

          (i) OPTIONS; BONUSES. No later than thirty (30) days after the Closing Date, BARRA shall grant the bonus as set forth in Schedule 3.1(i); and at the next regularly scheduled meeting of the Board of Directors of BARRA, the senior management of BARRA shall recommend to the Board of Directors that they grant to certain GAT employees (as determined by mutual agreement between the GAT Stockholders and BARRA), options to purchase an aggregate of 60,000 shares of BARRA Common stock. Such options shall be subject to the terms and conditions of the BARRA Stock Option Plan.

     3.2 COVENANTS OF GAT, INNOSEARCH AND THE GAT STOCKHOLDERS. Unless otherwise expressly indicated below and unless this Agreement is earlier terminated pursuant to Section 13, from the date of this Agreement to the Closing Date, GAT, on behalf of itself and Innosearch, and the GAT Stockholders, as applicable, hereby covenant to BARRA as follows. (Innosearch is identified separately in these covenants for clarification only and not by way of limitation; each covenant made herein by GAT is made equally on behalf of Innosearch if the covenant is relevant and applicable.)

          (a) STOCKHOLDER LISTS AND OTHER INFORMATION. GAT and Innosearch shall from time to time make available to BARRA, upon request, a list of their stockholders and their addresses, a list showing all transfers of the GAT Common Stock and/or Common Stock of Innosearch and such other information as BARRA shall reasonably request regarding both the ownership and prior transfers of the GAT Common Stock and Common Stock of Innosearch.

          (b) TRANSACTIONS IN BARRA COMMON STOCK. GAT and each GAT Stockholder hereby agrees not to, directly or indirectly, buy or sell, or otherwise effect any trade in, any shares of BARRA Common Stock, or any security derivative of the BARRA Common Stock, from the date hereof through and including the Closing Date unless the Agreement is earlier terminated. Neither GAT nor any GAT Stockholders owns beneficially any shares of BARRA Common Stock.

          (c) GOVERNMENT APPROVALS. GAT and the GAT Stockholders shall cooperate in good faith and in all reasonable respects with BARRA in its undertaking pursuant to Section 3.1(c) to obtain the Government Approvals and GAT and the GAT Stockholders further agree to take such actions in good faith as may be reasonably requested by BARRA to cause the purchase to be consummated on the terms provided in this Agreement as promptly as is practicable.

          (d) CAPITAL COMMITMENTS AND EXPENDITURES. After the execution of this Agreement, no new capital commitments in excess of $25,000 individually or $50,000 in the aggregate shall be entered into, and no capital expenditures in excess of $25,000 individually or $50,000 in the aggregate shall be made by GAT without the prior written approval of BARRA other than capitalized research and development expenses listed in Schedule 3.2(d) of the Disclosure Statement. Neither GAT nor Innosearch shall enter into any acquisitions or leases of real property, including both new leases and lease extensions without the prior written approval of BARRA.

          (e) NOTIFICATION OF BREACH OF REPRESENTATIONS, WARRANTIES AND COVENANTS. GAT and/or the GAT Stockholders shall promptly give written notice to BARRA upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of GAT and/or the GAT Stockholders contained or referred to in this Agreement and shall use commercially reasonable efforts to prevent the same or remedy the same promptly.

          (f) COMPENSATION. Neither GAT nor Innosearch shall make or approve any increase in the compensation payable or to become payable by GAT or Innosearch to any of its directors, officers, employees or agents with annual salaries in excess of $30,000 at the date hereof and no increases in compensation shall exceed $25,000 in the aggregate (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement), nor shall any bonus payment or any agreement or commitment to make a bonus payment be made (except with BARRA's prior written approval), nor shall any material amendment to an existing employee benefit plan or arrangement or any new employee benefit plan or arrangement be adopted, nor shall any stock option, warrant or other right to acquire capital stock be granted, or employment agreement (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement be entered into by GAT or Innosearch with any such directors, officers, employees or agents unless BARRA has given its prior written consent. Nothing herein shall prevent the payment to GAT or Innosearch employees (with salaries of $30,000 or less at the date hereof) of regular salary increases, consistent with past practices in connection with regular salary reviews consistent with past practices, as heretofore disclosed to BARRA, provided such salary increases shall not exceed $25,000 in the aggregate. Nothing herein shall prevent the payment by GAT to its employees of the bonuses listed on Schedule 3.2(f) to the Disclosure Statement. Without the prior written consent of BARRA, neither GAT nor Innosearch shall hire any new employee at an annual rate in excess of current customary practice or, in any event, in excess of $30,000 per year in each individual case, or $50,000 in the aggregate. GAT has previously delivered to BARRA a comprehensive list of employees as of the date hereof (the "Employee List"), setting forth in detail the compensation payable to each and all of GAT's and Innosearch's directors, officers, employees and agents.

          (g) CONDUCT OF BUSINESS IN THE ORDINARY COURSE. GAT and Innosearch shall conduct their businesses in the ordinary course as heretofore conducted. For purposes of this Agreement the "Ordinary Course of Business" shall consist of the marketing and sale of software products and related data and consulting services and other business presently conducted by GAT and Innosearch. Prior to the Closing Date GAT shall use its best efforts to maintain satisfactory relationships with licensors, suppliers, distributors and customers, all in accordance with its Ordinary Course of Business. Prior to the Closing Date, except as listed on
Schedule 3.2(g), GAT shall not, without the prior written consent of BARRA:

               (1)  amend its Certificate of Incorporation or Bylaws;

               (2) authorize for issuance, issue, deliver or sell any additional GAT Shares of its capital stock of any class, or securities convertible into GAT Shares of such stock, or issue or grant any rights, options or other commitments for the issuance of GAT Shares of such stock or such convertible securities;

               (3) split, combine or reclassify any GAT Shares of its capital stock or declare, set aside or pay any dividend (whether in cash, stock or property) in respect to its capital stock or redeem or otherwise acquire any of its capital stock;

               (4) dispose of or acquire any material properties or assets except in the Ordinary Course of Business;

               (5) engage in any activities or transactions that are outside the Ordinary Course of Business;

               (6)  incur any indebtedness for borrowed money.

          (h) PRESS RELEASES. GAT shall not issue any press release or written statement for general circulation relating to this Agreement or the purchase unless previously provided to BARRA for review and written approval (which shall not be unreasonably withheld) and shall cooperate with BARRA in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the purchase. GAT and Innosearch may, without the consent of BARRA, make any disclosure with regard to this Agreement or the purchase that is required under any applicable law or regulation, provided that, GAT and Innosearch shall provide to BARRA an opportunity to review and comment on the content of any such disclosure prior to such disclosure being publicly distributed.

          (i)  NO MERGER OR SOLICITATION.

               (i) Without the prior written consent of BARRA, neither GAT, Innosearch nor the GAT Stockholders shall effect or agree to effect any Business Combination, acquire or agree to acquire any of the capital stock of GAT, nor shall GAT or Innosearch acquire or agree to acquire the capital stock or assets (except in the Ordinary Course of Business) of any other entity, or commence any proceedings for winding up and dissolution affecting any of them. As used in this Agreement, "Business Combination" shall mean any tender or exchange offer, proposal for a merger, consolidation, acquisition of assets or other takeover proposal involving any party hereto (except as explicitly contemplated in this Agreement) or any offer or proposal to acquire in any manner a five percent (5%) or greater interest in, or a substantial portion of any party hereto other than transactions contemplated hereunder.

               (ii) Neither GAT, Innosearch, any GAT Stockholder, nor any officer, director or affiliate of GAT, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by GAT shall
(A) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, continue, propose or enter into discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination; or (B) in connection with a potential Business Combination or otherwise than in the Ordinary Course of Business disclose, directly or indirectly, any nonpublic information to any corporation, partnership, person or other entity or group concerning the business and properties of GAT or Innosearch or afford any such party access to the properties, books or records of GAT or Innosearch or otherwise assist or encourage any such party in connection with the foregoing, or (C) furnish or cause to be furnished any information concerning the business, financial conditions, operations, properties or prospects of GAT or Innosearch to another person, having any actual or prospective role with respect to any such transaction. The foregoing will be subject at all times to the right and ability of the directors and officers of GAT and Innosearch to satisfy their fiduciary obligations.

               (iii) GAT shall notify BARRA of the details of any indication of interest of any person, corporation, firm, association or group to acquire by any means a five percent (5%) or greater interest in, or a substantial portion of GAT or Innosearch or engage in any Business Combination with GAT or Innosearch within two business days of any such indication of interest.

          (j) GAT 401(k) PLAN. GAT agrees the Global Advanced Technology Corporation 401(k) Savings Plan (the "GAT 401(k) Plan") may be continued or merged into the BARRA 401(k) Plan, on or after the Closing Date, as determined by BARRA in its sole discretion, subject to compliance with applicable law and the terms of the GAT 401(k) Plan.

          (k) ADDITIONAL AGREEMENTS. In case at any time after the Closing Date any further action is necessary to vest with all rights of GAT pursuant to this Agreement in all properties, assets, rights, approvals, immunities and franchises of GAT, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          (l) ACCESS TO PROPERTIES, BOOKS AND RECORDS. Prior to the Closing Date, GAT and Innosearch shall give BARRA and its counsel and accountants full access, during normal business hours and upon reasonable request, to all of its properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings, tax settlement letters, material contracts or commitments, regulatory examinations and correspondence and shall allow BARRA to make copies of such materials (to the extent not legally prohibited) and shall furnish BARRA with all such information concerning its affairs as BARRA may reasonably request. GAT shall also cause Sheehan & Company ("Sheehan") to make available to BARRA, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, Sheehan work papers and documentation relating to its work papers and its audits and reviews of the books and records of GAT. Documents requested pursuant to this 3.2(l) that are protected pursuant to confidentiality agreements or are subject to attorney-client privilege ("GAT Confidential Documents") shall not be subject to this Section 3.2. Notwithstanding the foregoing, GAT shall disclose to BARRA the general subject matter of the GAT Confidential Documents, and any matter therein which would have a material adverse effect on this transaction or on the business or financial performance of GAT or Innosearch on Schedule 3.2(l). Client files that are protected pursuant to confidentiality agreements signed with GAT or Innosearch, pursuant to fiduciary obligations to maintain confidentiality under the Advisers Act (as defined in Section 4.8(a) or are subject to attorney-client privilege shall not be subject to this Section 3.2(l) ("GAT Confidential Files"). Notwithstanding the foregoing, GAT and Innosearch shall disclose to BARRA on attached Schedule 3.2(l) the general subject matter of the GAT Confidential Files and any matter therein which would have a material adverse effect on this transaction.

          (m) EMPLOYEE WELFARE BENEFIT PLANS. GAT agrees that GAT's employee welfare benefit plans, as that term is used in Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), may be continued or merged into BARRA's welfare benefit plans, on or after the Closing Date, as determined by BARRA in its sole discretion, subject to compliance with applicable law and the terms of the plans. Attached hereto as Schedule 3.2(m) of the GAT Disclosure Statement is a list of all of GAT's employee welfare benefit plans.

          (n) LITIGATION DEVELOPMENTS. GAT and Innosearch agree to promptly advise BARRA with respect to any and all material legal actions or other material proceedings or investigations against GAT or such subsidiaries and to promptly advise BARRA with respect to any significant developments arising in connection with said actions, proceedings or investigations.

          (o)  EMPLOYMENT.  Neither GAT, Innosearch, nor the GAT
Stockholders, shall solicit any of the officers or directors of BARRA or its subsidiaries to leave their employment with BARRA or its subsidiaries, without obtaining the prior written consent of BARRA.

     3.3 COVENANTS OF THE PARTIES. Each party shall use its best efforts to cause its officers, directors, employees, auditors, agents, and attorneys to cooperate with the other in the reasonable requests for information by the other parties hereto. In addition, the parties acknowledge and confirm the terms of a confidentiality letter dated December 26, 1996 between BARRA and the Updata Group, Inc., and a confidentiality letter dated February 4, 1997 between BARRA and GAT which provisions shall remain in effect in accordance with their terms. Each party shall in good faith use its commercially reasonable efforts to cause its officers, directors, employees, auditors, agents and attorneys to cooperate with the other in negotiations with Yamaichi in an effort to cause Yamaichi to sign the Innosearch Agreement and the Option Amendment and to participate in the sale of its Innosearch shares to BARRA under the terms of the Innosearch Agreement.

4.   REPRESENTATIONS AND WARRANTIES OF GAT, INNOSEARCH AND THE GAT STOCKHOLDERS.

(Innosearch is identified separately in these representations and warranties for clarification only and not by way of limitation; each representation and warranty made herein by GAT is made equally by Innosearch if the representation and warranty is relevant and applicable.)

GAT (on behalf of itself and, to the extent applicable, Innosearch) and each of the GAT Stockholders jointly and severally represents and warrants to BARRA that except as disclosed to BARRA in writing on a separate disclosure statement attached hereto (the "GAT Disclosure Statement") which GAT Disclosure Statement shall be deemed to be representations and warranties to the appropriately cross-referenced sections as if made hereunder:

     4.1 CORPORATE STATUS AND POWER TO ENTER INTO AGREEMENTS. Each of GAT and Innosearch (i) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization,
(ii) subject to the approval of this Agreement and the transactions contemplated hereby by the Board of Directors of GAT, GAT has all necessary corporate power to enter into this Agreement and the Escrow Agreement to carry out all of the terms and provisions hereof and thereof to be carried out by it, (iii) is not subject to any order (formal or informal) or agreement, of the Securities and Exchange Commission ("SEC") or any other regulatory authority having jurisdiction over its business or any of its assets or properties, and (iv) is in full compliance with any agreements, understandings or orders of the SEC or any other regulatory authority having jurisdiction over its business or any of its assets or properties. GAT and Innosearch are each duly qualified to do business as a foreign corporation under the laws of each jurisdiction in which the conduct of its business requires such qualification or license, and where failure to be so qualified would have a material adverse effect on it, and each such jurisdiction is set forth on Schedule 4.1 of the GAT Disclosure Statement.

     4.2  EXECUTION AND DELIVERY OF THE AGREEMENT.

          (a) The execution and delivery of this Agreement has been duly authorized by the Board of Directors of GAT and, this Agreement will be duly and validly authorized by all necessary corporate action on the part of GAT.

          (b) This Agreement has been, and as of the Closing Date the Escrow Agreement will have been, duly executed and delivered by GAT and (assuming due execution and delivery by and enforceability against BARRA) constitute legal and binding obligations of GAT, enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws effecting creditors' rights generally, and except that the availability of equitable remedies may be limited.

          (c) The execution and delivery by GAT of this Agreement and the consummation of the transactions described herein (A) do not violate any provision of the Certificate of Incorporation or Bylaws of GAT or Innosearch, any provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, (2) receipt of the requisite GAT Board approval, (3) receipt of appropriate permits or approvals under applicable federal and state securities laws, and (4) accuracy of the representations of BARRA set forth herein), and (B) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of any material debt instrument, lease, license, covenant, agreement or understanding to which GAT or Innosearch is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which GAT or Innosearch is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or similar right of any third party upon any of the properties or assets of GAT or Innosearch.

          (d) Each GAT Stockholder has now, and will have at the Closing Date, all requisite legal and (if applicable) corporate, trust or partnership power to enter into this Agreement, to receive the BARRA Shares in exchange for GAT Shares hereunder and to perform its obligations under the terms of this Agreement.

          (e) This Agreement when executed and delivered by each GAT Stockholder will constitute a valid and legally binding obligation of such GAT Stockholder, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies may be limited.

     4.3 SUBSIDIARIES AND OTHER EQUITY INTERESTS. Except for a 26% equity interest in Innosearch, GAT does not own, directly or indirectly, any interest in any other corporation, partnership, association, joint venture or other business entity.

     4.4 CERTIFICATE, BYLAWS, BOOKS AND RECORDS. The copies of the Certificate of Incorporation and Bylaws of GAT and Innosearch to be delivered to BARRA prior to the date hereof are complete and accurate copies thereof as in effect on the date hereof. The minute books of GAT and Innosearch made available to BARRA contain an accurate record of all resolutions of the Board of Directors (and committees thereof) and Stockholders of GAT and Innosearch. The Certificate of Incorporation and Bylaws of

GAT and Innosearch and all amendments thereto have been duly approved by all requisite corporate action and by the appropriate regulatory authority to the extent required by law and each Certificate of Incorporation has been duly filed with all appropriate governmental agencies.

     4.5 COMPLIANCE WITH LAWS, REGULATIONS AND DECREES. GAT and Innosearch each (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of its business or is not likely to otherwise have a material adverse effect on GAT or Innosearch taken as a whole, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all material approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary to the business and operations of GAT and Innosearch as now being conducted, and (v) has received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that GAT or Innosearch is not in material compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any licenses, franchise, permit or governmental authorization of GAT or Innosearch.

     4.6  CAPITALIZATION.

          (a) As of the date hereof, the authorized capital stock of GAT consists of one thousand five hundred (1,500) shares of GAT Common Stock, without par value, of which eight (8) shares are duly authorized, validly issued, fully paid, nonassessable and currently outstanding. Said stock has been issued in compliance with all applicable registration or qualification provisions of state and federal securities laws. On January 19, 1995, GAT granted the Yamaichi Option, as described in Section 1.4 hereof. The Yamaichi Option was issued in compliance with all applicable registration or qualification provisions of state and federal securities laws. Other than as set forth in this subsection, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate GAT to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any GAT Common Stock or any other equity security of GAT, or
(ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, GAT Shares of GAT Common Stock or any other equity security of GAT.

          (b) The authorized capital stock of Innosearch consists of ten thousand (10,000) shares of Innosearch Common Stock, ten cents ($.10) par value per share, of which eight hundred seventy (870) shares are duly authorized, validly existing, fully paid, and nonassessable and currently outstanding. Such stock has been issued in compliance with all applicable registration or qualification provisions of state and federal securities laws. No other securities of Innosearch are outstanding. Attached hereto on Schedule 4.6 of the GAT Disclosure Statement is a list as of the date of this Agreement of (i) all stockholders of GAT, and (ii) all holders of options or other GAT securities, and (iii) all stockholders of Innosearch and their respective number of shares owned and percentage of ownership in GAT and Innosearch.

     4.7  FINANCIAL STATEMENTS.

          (a) GAT has delivered to BARRA true and correct copies of consolidated statements of income, changes in stockholders' equity and statements of cash flows for the fiscal years ended March 31, 1996, 1995 and 1994, and consolidated balance sheets at March 31, 1996, 1995 and 1994. Such consolidated financial statements have been audited by Sheehan & Company as independent public accountants for GAT during the relevant periods, and include or shall include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of GAT at the dates indicated and for the periods then ending. The opinion of such accounting firm does not and shall not contain any qualifications. Such consolidated financial statements for the fiscal years ended March 31, 1994, 1995 and 1996 have been reviewed by Sheehan & Company and have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operation and cash flows of GAT at the dates indicated and for the periods then ending.

          (b) GAT has delivered to BARRA true and correct copies of unaudited consolidated statements of income, for the one-month periods from April 30, 1996 through December 31, 1996 and unaudited consolidated balance sheet at December 31, 1996. From the date hereof through the Closing Date, GAT will continue to prepare unaudited consolidated financial statements on a monthly basis and will deliver the same to BARRA no later than 30 days after the end of each month. All such unaudited monthly consolidated financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position, results of operation and cash flows of GAT at the dates indicated and for the periods then ending subject to normal year-end adjustments, and the absence of certain notes thereto none of which will be material.

          (c) GAT has delivered or shall deliver to BARRA true and complete copies of GAT's communications which were sent jointly to both stockholders and optionholders during the last three years.

     4.8  GOVERNMENT REGULATION.

          (a) GAT is and has been since April 18, 1991, duly registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"). Innosearch has not been registered as an investment adviser under the Advisers Act, is not required to so register, and has obtained a No-Action Letter from the Securities and Exchange Commission, dated August 13,1985, concerning it's failure to so register, a copy of which is attached hereto as Schedule 4.8 (a)A. GAT is registered as an investment adviser in the states referenced in item 7, Part I of each respective current Form ADV and is in compliance with all state laws requiring registration, licensing or qualification as an investment adviser. Each such registration is in full force and effect. GAT has delivered to BARRA a true and complete copy of its Forms ADV and the Form ADV for Innosearch, as amended to date, filed by GAT and Innosearch with the SEC since January 1, 1993; copies of all state registration forms, likewise as amended to date have been made available to BARRA; and copies of all current reports required to be kept by GAT and Innosearch pursuant to the Advisers Act and rules promulgated thereunder, and required pursuant to applicable state statutes have been made available to BARRA. The information contained in such forms and reports was true and complete at the time of filing in all material respects. GAT and Innosearch have filed all amendments required to be filed to its Form ADV and state registration forms under federal and state law. Each of GAT and Innosearch have filed all reports required to be filed by it under the Exchange Act (including Sections 13(d), (f) and (g) thereof) and rules promulgated thereunder and all applicable state laws and regulations. All filings required to be made by GAT and Innosearch as described in this Section 4.8 are hereafter referred to as the "GAT SEC Documents." Attached hereto as
Schedule 4.8(a)B of the GAT Disclosure Statement is a schedule which identifies the examination and/or certification qualifications of each adviser representative of GAT and Innosearch. The GAT SEC Documents comply in all material respects with the applicable requirements of the 1940 Acts, and none of the GAT SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed GAT SEC Document. To the extent financial statements are required in the GAT SEC Documents, such financial statements of GAT and/or Innosearch included in the GAT SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and fairly present the financial positions of GAT and Innosearch as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject in the case of unaudited statements, to normal recurring audit adjustments).

          (b) Neither GAT nor Innosearch is an "investment company" within the meaning of the Investment Company Act of 1940 (the "Company Act"), which is required to be registered under the Company Act in order to engage in the transactions described in Section 7 of that Act. Neither GAT nor Innosearch is a "broker" or "dealer" within the meaning of the Exchange Act. Copies of all inspection reports or similar documents furnished to GAT and/or Innosearch by the SEC or state regulatory authorities since January 1, 1993, are listed on Schedule 4.8(b) of the GAT Disclosure Statement and copies thereof have been provided to BARRA. GAT is not required to disclose any information to clients under Rule 206(4)-4 promulgated under the Advisers Act.

          (c) Except with respect to the entities listed on Schedule 4.8(c)(A) of the GAT Disclosure Statement attached hereto (each a "Fund" and collectively the "Funds"), neither GAT nor Innosearch acts as investment adviser or subadviser to any "investment company," as defined in the Company Act, which is registered under such Act. Each of GAT and Innosearch has a written investment advisory agreement with each Fund pursuant to which GAT or Innosearch serves as investment adviser to each Fund and has delivered to BARRA true and complete copies of such agreements; attached hereto as
Schedule 4.8(c)(B) of the GAT Disclosure Statement is a list of all such agreements. Each such agreement is in full force and effect, neither GAT nor Innosearch is in default thereunder and to the best knowledge of GAT, no Fund that is a party thereto is in default thereunder.

          (d) Neither GAT nor Innosearch nor any other "interested person" of GAT as such term is defined in the Advisers Act, receives or is entitled to receive any compensation directly or indirectly (a) from any person in connection with the purchase or sale of securities or other property to, from or on behalf of any of the Funds, other than bona fide ordinary compensation as principal underwriter for the Funds or (b) from the Funds or its Stockholders for other than bona fide investment advisory services, or other services.

     4.9 CODE OF ETHICS. GAT has adopted a formal code of ethics as part of its employee manual, a true, complete and accurate copy of which has been provided to BARRA. The policies of GAT with respect to avoiding conflicts of interest are as set forth in its Form ADV, as amended, which have been delivered to BARRA. There have been no material instances of non-compliance with such policies since their adoption, except as listed on the GAT Disclosure Statement.

     4.10 TAX RETURNS. Each of GAT and Innosearch have timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by it, and each such return, report or other information was, when filed, complete and accurate in all material respects. Each of GAT and Innosearch have paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due and payable, except those that are being contested in good faith, which contested matters are identified and described on Schedule 4.10 of the GAT Disclosure Statement attached hereto. Neither GAT nor Innosearch has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by it for any period. There are no claims pending against GAT or Innosearch for any alleged deficiency in the payment of any taxes, and no pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. GAT has delivered to BARRA all of its and Innosearch's tax returns with respect to taxes payable to the United States of America and the State of New York for fiscal years ended March 31, 1996, 1995, 1994, 1993 and 1992.

     4.11 MATERIAL ADVERSE CHANGE.  Since December 31, 1996, there has been
(i) no adverse change which is material to the business, assets, licenses, permits, franchises, results of operations or financial condition of GAT (whether or not in the ordinary course of business), (ii) no change in any of the assets, licenses, permits or franchises of GAT or Innosearch or that has had or to GAT's knowledge can reasonably be expected to have a material adverse effect on any of the items listed in clause 4.8 above, (iii) no damage, destruction or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause 4.8 above, (iv) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan lease, license, permit or franchise that is material to the business, financial condition, assets, liabilities or operations of GAT or Innosearch taken as a whole, except in the Ordinary Course of Business; (v) no disposition by GAT or Innosearch of one or more assets that, individually or in the aggregate, are material to GAT or Innosearch except sales of assets in the Ordinary Course of Business.

     4.12 NO UNDISCLOSED LIABILITIES. Except for items for which reserves have been established in the audited consolidated balance sheets of GAT as of March 31, 1996, and listed on Schedule 4(l) of the GAT Disclosure Statement attached hereto, since such date neither GAT nor Innosearch has incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business. Neither GAT nor Innosearch is in default under any outstanding debt obligation. No agreement pursuant to which any assets have been or will be sold by GAT or Innosearch entitles the buyer of such assets, unless there is material breach of a representation or covenant by GAT or Innosearch, to cause GAT or Innosearch to repurchase such asset or to pursue any other form of recourse against GAT or Innosearch. Neither GAT nor Innosearch has made nor shall make any representations or covenants in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash, stock or other dividend or any other distribution with respect to the stock of GAT or Innosearch has been declared, set aside or paid, nor have any GAT Shares of the stock of GAT or Innosearch been purchased, redeemed or otherwise acquired, directly or indirectly, by GAT or Innosearch since March 31, 1996.

     4.13 PROPERTIES AND LEASES.

          (a) Each of GAT and Innosearch has good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties and good title to all other tangible property and assets (collectively, the "Real and Tangible Property"). All Real and Tangible Property is reflected in the GAT consolidated balance sheet as of March 31, 1996 (except property held as lessee under leases entered into since March 31, 1996 and as set forth on
Schedule 4.13(a) of the GAT Disclosure Statement attached hereto and except personal property sold or otherwise disposed of since March 31, 1996 in the Ordinary Course of Business). All tangible properties of GAT and Innosearch conform in all material respects with all applicable ordinances, regulations and zoning laws. All material tangible properties of GAT and Innosearch are in a good state of maintenance and repair and are adequate for the current business of GAT and Innosearch. No properties of GAT or Innosearch, and no properties in which they hold a collateral or contingent interest or purchase option, are the subject of any pending or threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. Neither GAT nor Innosearch owns, possesses or has a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any asset not owned or leased by GAT and/or Innosearch, neither GAT nor Innosearch has controlled, directed or participated in the operation or management of any such assets or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such asset under applicable environmental laws.

          (b) All properties held by GAT and/or Innosearch under leases are held under valid, binding and enforceable leases, assuming such leases have been duly authorized by all necessary corporate action on the part of the other parties to such leases, with such exceptions as are not material and do not interfere with the conduct of the business of GAT or Innosearch, and GAT and Innosearch each enjoys quiet and peaceful possession of such leased property. A list of each property held by GAT and/or Innosearch under lease is attached hereto as Schedule 4.13(a) of the GAT Disclosure Statement. Neither GAT nor Innosearch is in default in any material respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

          (c) None of GAT's and/or Innosearch's rights and obligations under the leases referred to in Section 4.13(b) above require the consent of any other party to the transaction contemplated by this Agreement. Where such consent is required, GAT shall use all commercially reasonable efforts to obtain, prior to the Closing Date, the consent of all parties to any such transactions.

     4.14 PATENTS, COPYRIGHTS, TRADEMARKS. Each of GAT and Innosearch has exclusive right, title and interest in and to, or adequate licenses, rights, purchase options, assignments and/or releases with respect to the foregoing, all of the intangible property, including all patents, trademarks, service marks, trade names, copyrights, trade secrets and other proprietary rights (collectively, "Proprietary Rights"), necessary for its business as now conducted and as currently proposed to be conducted, and neither GAT nor Innosearch has received any notice or claim of, nor does it have any knowledge of, any infringement or misappropriation by GAT or Innosearch of the asserted rights of others. All assignments and agreements relating to Proprietary Rights to which GAT and/or Innosearch is a party constitute legal, valid and binding obligations of the respective parties thereto and are enforceable in accordance with their respective terms, assuming such assignments and agreements have been duly authorized by all necessary corporate action on the part of the other parties to such assignments and agreements, and except as limited by bankruptcy and other laws of general application affecting the rights and remedies of creditors generally and except insofar as the availability of equitable remedies may be limited. Neither GAT nor Innosearch is aware of any material infringement or misappropriation by others of any of its Proprietary Rights. Each of GAT and Innosearch and have taken all steps necessary to establish and maintain its ownership of or interest in the Proprietary Rights. Attached hereto as
Schedule 4.14 of the GAT Disclosure Statement is a true and correct list for each of GAT and Innosearch of all material: (i) Proprietary Rights (excluding trade secrets); (ii) registrations and applications for GAT's and/or Innosearch's copyrights and trademarks; (iii) the trademarks under which, and the countries in which, GAT and/or Innosearch sells or intends to sell products; (iv) all availability searches conducted for GAT's or Innosearch's trademarks; and (v) all Office Actions issued by the U.S. Patent and Trademark Office and any equivalent office outside the U.S. relating to GAT's or Innosearch's trademarks. The material products and processes in which GAT and/or Innosearch claim trade secret protection have been independently disclosed in writing to BARRA as of the date hereof. GAT has independently developed its Decision and Precision products and all of the other GAT Proprietary Rights listed on Schedule 4.14 and none of such products or Proprietary Rights infringes any rights of any third party (including, without limitation, Innosearch or the GAT Optionholder). GAT has exclusive right, title and interest in and to its Decision and Precision products, and may develop, market, license and otherwise use its Decision and Precision products without payment of any royalties or fees to any third parties (including, without limitation, Innosearch or the GAT Optionholder).

     4.15 MATERIAL CONTRACTS. Except as set forth on Schedule 4.15 of the GAT Disclosure Statement attached hereto, neither GAT nor Innosearch is a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to it of $50,000 or more, and which is made for a fixed period expiring more than one year from the date hereof, and neither GAT nor Innosearch is a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. Each of the contracts and agreements disclosed to BARRA pursuant to this Section 4.15 is a legal and binding obligation of GAT or an Innosearch (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and no material breach or default by GAT or Innosearch, to the best of GAT's knowledge, exists with respect thereto. No power of attorney or similar authorization given directly or indirectly by GAT or Innosearch is currently outstanding.

     4.16 EMPLOYMENT CONTRACTS AND BENEFITS.

          (a) Attached hereto as Schedule 4.16 of the GAT Disclosure Statement is an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments of GAT (including but not limited to such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible), if any. Copies of all such plans, agreements, arrangements and commitments that are documented and in effect on the date hereof and any and all contracts of employment in effect on the date hereof have been delivered to BARRA.

          (b) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed on Schedule 4.16 of the GAT Disclosure Statement and which is subject to the reporting, disclosure and record retention requirements set forth in the IRC and Part I of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met in all material respects and on a timely basis.

          (c) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed on Schedule 4.16 of the GAT Disclosure Statement and which is subject to Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six-year period ending on the date hereof:

               (i)  Any act or omission constituting a material violation of
Section 402 of ERISA;

               (ii) Any act or omission constituting a violation of Section 403 of ERISA;

               (iii) Any act or omission by GAT or any of its subsidiaries, or by any director, officer or employee thereof, constituting a violation of Sections 404 and 405 of ERISA;

               (iv) To the best of GAT's knowledge, any act or omission by any other person constituting a violation of Sections 404 or 405 of ERISA;

               (v) Any act or omission which constitutes a material violation of Sections 406 or 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a violation of Section 4975(c) of the IRC and is not exempted by Section 4975(d) of the IRC; or

               (vi) Any act or omission constituting a violation of Sections 503, 510 or 511 of ERISA.

          (d) All contributions, premiums or other payments due from GAT and/or Innosearch as of December 31, 1996 to (or under) any plan listed on
Schedule 4.16 of the GAT Disclosure Statement have been fully paid or adequately provided for on the unaudited financial statements of GAT for the period ended December 31, 1996. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with GAAP consistently applied on a reasonable basis.

          (e) Each plan listed on Schedule 4.16 of the GAT Disclosure Statement complies in all material respects with all applicable requirements of (A) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and (B) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder.

          (f) Each plan listed on Schedule 4.16 of the GAT Disclosure Statement complies in all material respects with all applicable requirements of the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations thereunder.

          (g) Attached hereto as Schedule 4.16 of the GAT Disclosure Statement is a list of the names of each director, officer and employee of each of GAT and Innosearch.

     4.17 COMPLIANCE WITH ERISA. GAT has not either maintained or contributed to an employee pension benefit plan, as defined in Section 3(2) of ERISA, including multi-employer plans, other than the 401(k) Plan, a true and accurate copy of which has been provided to BARRA. A summary of the GAT 401(k) Plan is attached hereto as Schedule 4.17 of the GAT Disclosure Statement. With respect to the 401(k) Plan and its related trust (the "Trust"), as of the Closing Date, (i) the 401(k) Plan will in all material respects be (and currently is) in compliance with all the applicable requirements of Section 401(a) of the IRC, and the Trust will be exempt from income tax under

Section 501(a) of the Internal Revenue Code ("IRC"); (ii) the 401(k) Plan represents the adoption of a standardized prototype plan that received a favorable opinion letter ("Opinion Letter") from the Internal Revenue Service ("IRS") as to its form dated August 17, 1990; (iii) GAT relies on such Opinion Letter as authorized under IRS Revenue Procedure 89-9 as support for the fact that the 401(k) Plan is qualified under section 401(a) of the IRC;
(iv) no contributions have exceeded the limitations set forth in Section 415 of the IRC; (v) all required filings with the IRS, Department of Labor and any other governmental agencies with respect to the 401(k) Plan and the Trust for all periods ending at or prior to the Closing Date will have been made on a timely basis by GAT and the plan administrator; (vi) there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of Section 4975 of the IRC; and (vii) there shall have been no action, claim or demand of any kind known to GAT brought or threatened by any potential claimant or representative of such claimant under the 401(k) Plan or Trust where GAT may be either (A) liable directly on such action, claim or demand, or (B) obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in GAT's March 31, 1996 financial statements or an insurer of GAT has agreed to defend against and pay the amount of any resulting liability without reservation.

     4.18 COLLECTIVE BARGAINING AND EMPLOYMENT AGREEMENTS. GAT does not have any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by GAT without liability and no such contract or agreement is under discussion by management with any group of employees, any member of management or any other person. Each of GAT's employees is terminable at will by GAT without liability. There are no material controversies pending between GAT and any current or former employees, and to the best of GAT's knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

     4.19 COMPENSATION OF OFFICERS AND EMPLOYEES. Except as set forth on the Employee List, which has been delivered to BARRA pursuant to Section 3.2(f),
(i) no officer or employee of GAT is receiving aggregate direct remuneration at a rate exceeding $30,000 per annum, and (ii) except as provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any additional payment (whether of severance pay or otherwise) becoming due from GAT or BARRA to any employee of GAT.

     4.20 LEGAL ACTIONS AND PROCEEDINGS. Neither GAT nor Innosearch is a party to, or threatened with, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and to the best of GAT's knowledge, neither GAT nor Innosearch is subject to any potential adverse claim, the outcome of which could involve the payment or receipt by GAT or Innosearch of any amount in excess of $25,000, or $50,000 for all claims in the aggregate. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of GAT, threatened against GAT or Innosearch.

     4.21 RETENTION OF BROKER OR CONSULTANT. No broker, agent, finder, consultant or other party (other than legal, compliance, loan auditors, accounting advisors, Sheehan and the Updata Group, Inc.) has been retained by GAT or Innosearch or is entitled to be paid based upon any agreements, arrangements or understandings made by GAT or Innosearch in connection with any of the transactions contemplated by this Agreement.

     4.22 INSURANCE. GAT is, and has been continuously since January 1, 1993, insured with reputable insurers against all risks normally insured against by companies similarly situated, and all of the insurance policies and bonds maintained by GAT are in full force and effect, neither GAT nor Innosearch is in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the judgment of the management of GAT, such insurance coverage is adequate for GAT and Innosearch. Since December 31, 1996, there has not been any damage to, destruction of, or loss of any assets of GAT or Innosearch not covered by insurance.

     4.23 TRANSACTIONS WITH AFFILIATES. Since December 31, 1996, neither GAT nor Innosearch has extended credit, committed to extend credit, or transferred any asset to or assumed or guaranteed any liability of each other or of the employees, stockholders or directors of GAT or Innosearch, or any spouse or child of any of them, or to any of their "affiliates" or "associates" as such terms are defined in Rule 405 under Regulation C of the Securities Act, except for (i) expenses in the Ordinary Course of Business not to exceed $5,000 in each individual instance and $10,000 in the aggregate and (ii) extensions of credit made by GAT and/or Innosearch to each other, as set forth in Schedule 4.23. All intercompany extensions of credit and other loans between GAT and Innosearch and their affiliates and associates have been made with all required consents and approvals. Since December 31, 1996, neither GAT nor Innosearch has entered into any other transactions with the employees or directors of GAT or Innosearch or any spouse or child of any of them, or any of their affiliates or associates.

     4.24 TRADING IN BARRA COMMON STOCK. GAT, the GAT Stockholders and Innosearch severally but not jointly represent that they have not, during the period constituting twenty (20) trading days prior to the date hereof, either directly or indirectly, bought or sold, or otherwise effected any trade in any shares of BARRA Common Stock, or any security derivative of BARRA Common Stock.

     4.25 NO DEPARTING EMPLOYEES. Since December 31, 1996, no employee listed on Schedule 4.25 on the GAT Disclosure Statement attached hereto has left the employ of GAT or has given notice to GAT of his or her intention to leave the employ of GAT nor does GAT have any knowledge that any current employee who is listed on Schedule 4.25 intends, or more than 10% of all employees of GAT intend, to leave the employ of GAT, due to the transactions contemplated by this Agreement or otherwise.

All employees who since March 31, 1996 were, or as of the Closing Date are, key to the operations of GAT are listed on Schedule 4.25.

     4.26 NO LOSS OF CUSTOMERS. Attached hereto as Schedule 4.26 is a current list of (i) customers and subscribers of GAT, including products and services subscribed for each customer and subscriber ("GAT Customers"), (ii) a list of GAT Customers which, since December 31, 1996, have ceased to be customers or subscribers of GAT, (iii) a list of GAT Customers which, since December 31, 1996, have given notice that they will cease to be customers or subscribers of GAT and (iv) a current list of GAT Customers which GAT has reason to know may cease to be customers or subscribers of GAT. Since December 31, 1996 to the date of this Agreement, to the best knowledge of GAT, neither GAT nor Innosearch has lost any GAT Customers which in the aggregate accounted, or would have accounted for, five percent (5%) or more of the gross revenues of GAT for the fiscal year ended March 31, 1997. Since the date of this Agreement, to the best knowledge of GAT, neither GAT nor Innosearch has lost any GAT Customers which in the aggregate accounted for, or would have accounted for, three percent (3%) or more of the gross revenues of GAT for the fiscal year ended March, 31, 1997.

     4.27 COMMUNICATIONS WITH STOCKHOLDERS.  Except as disclosed to BARRA on
Schedule 4.27 of the GAT Disclosure Statement, GAT has not made any written communications addressed solely and jointly to all GAT Stockholders the last three years.

     4.28 ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty by GAT, Innosearch or any of the GAT Stockholders, and no statement by GAT, Innosearch or any of the GAT Stockholders in any certificates, agreements, schedules or other documents furnished in connection with the transactions contemplated by this Agreement, contain or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to BARRA; provided however, that information as of a later date shall be deemed to modify information as of an earlier date.

     4.29 PROPOSED BUSINESS COMBINATION. Except with respect to the transactions contemplated by this Agreement: (i) GAT has not had any inquiries, discussions, or negotiations, nor has it received any proposals, letters of intent, term sheets or agreements with any third party, in connection with any proposed or potential Business Combination, as that term is defined in Section 3.2(i); (ii) since February 4, 1997, GAT has not entered into any letter of intent, term sheet or agreement with any third party or made any public announcement in connection with a proposed, potential or actual Business Combination; and (iii) to the best of GAT's knowledge, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will result in any suit, action, investigation, claim or proceeding being commenced against BARRA, GAT or Innosearch, or their respective officers, directors, employees, agents or subsidiaries, or successors in interest.

     4.30 GAT BALANCE SHEET. GAT shall provide to BARRA a balance sheet and income statement of GAT and a balance sheet and income statement of Innosearch dated as of March 31, 1997 (the "3/31/97 Balance Sheets"). The 3/31/97 Balance Sheets shall have been prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position of GAT and Innosearch at the date indicated, subject to normal year-end adjustments, and the absence of certain notes thereto, none of which adjustments or notes will be material.

5.   REPRESENTATIONS AND WARRANTIES OF BARRA.

BARRA represents and warrants to GAT that:

     5.1 CORPORATE STATUS AND POWER TO ENTER INTO AGREEMENTS. BARRA is a corporation duly organized, validly existing and in good standing under the laws of California and, subject to the approval of this Agreement and the transactions contemplated hereby by the Board of Directors of BARRA, has all necessary corporate power to enter into this Agreement and the Escrow Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it.

     5.2 CERTIFICATE, BYLAWS, BOOKS AND RECORDS. The copies of the Articles of Incorporation and Bylaws of BARRA delivered to GAT prior to the date hereof are complete and accurate copies thereof as in effect on the date hereof. The Articles of Incorporation and Bylaws of BARRA and all amendments thereto have been duly approved by all requisite corporate action and said Articles of Incorporation and all amendments thereto have been duly filed with the California Secretary of State.

     5.3 PROPERTIES. BARRA and each of its subsidiaries each has the corporate power to own or lease its properties and to conduct its business as currently conducted.

     5.4 BARRA SEC DOCUMENTS. All documents (other than preliminary material) that BARRA has filed with the SEC since March 31, 1996 and that BARRA shall file with the SEC after the date hereof ( collectively the "BARRA SEC documents") pursuant to the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940 (collectively, the "1940 Acts"), as amended, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the 1940 Acts, and none of the BARRA SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed BARRA SEC Document. The financial statements of BARRA included in the BARRA SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and fairly present the consolidated financial position of BARRA and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operation and changes in financial position for the periods then ended (subject in the case of unaudited statements, to normal recurring audit adjustments). Except as disclosed in the BARRA SEC Documents filed prior to the execution of this Agreement, or except as contemplated by this Agreement or on account of the transactions contemplated hereby, since the date of the most recent BARRA SEC Document, there has not been any material adverse change in the results of operations, financial condition, assets or business of BARRA and its subsidiaries taken as a whole.

     5.5 MATERIAL ADVERSE CHANGE. Other than a change in financial condition which will result from the consummation of the transactions contemplated by this Agreement, there has been no material adverse change in the financial condition, results of operation or assets of BARRA from the financial condition, results of operation or assets indicated in the financial statements of BARRA at December 31, 1996, which financial statements have been heretofore provided to GAT.

     5.6  EXECUTION AND DELIVERY OF THE AGREEMENT.

          (a) The execution and delivery of this Agreement has been duly and validly authorized by the Board of Directors of BARRA and this Agreement will be duly and validly authorized by all necessary corporate action on the part of BARRA.

          (b) This Agreement has been, and as of the Closing Date the Escrow Agreement will have been, duly executed and delivered by BARRA and (assuming due execution and delivery by and enforceability against GAT) constitute legal and binding obligations of BARRA, enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy laws and other similar laws affecting creditors' rights generally, and except that the availability of equitable remedies may be limited.

          (c) The execution and delivery by BARRA of this Agreement and the consummation of the transactions described herein (i) do not and will not violate any provision of the Articles of Incorporation or Bylaws of BARRA, any provision of federal or state law or any governmental rule or regulation (assuming (A) receipt of the Government Approvals, (B) receipt of appropriate permits or approvals under applicable state securities laws, and (C) accuracy of the representations and warranties of GAT, Innosearch and the GAT Stockholders set forth herein and each of the Innosearch Stockholders as set forth in the Innosearch Agreement), and (ii) do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which BARRA is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which BARRA is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or similar right of any third party of any kind whatsoever upon any of the properties or assets of BARRA.

     5.7 ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty by BARRA and no statement by BARRA in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to GAT; PROVIDED, HOWEVER, that information as of a later date shall be deemed to modify information as of an earlier date.

     5.8 CAPITALIZATION. As of March 31, 1997, the authorized capital stock of BARRA consisted of (i) 40,000,000 shares of common stock, no par value, of which 8,417,314 shares were issued and outstanding and (ii) 10,000,000 shares of preferred stock, no par value of which none were issued and outstanding. As of March 31, 1997, there were 2,200,000 shares of BARRA Common, no par value, authorized for issuance upon exercise of stock options granted or to be granted pursuant to the BARRA Stock Option Plan, and options to purchase 1,691,540 shares were outstanding. As of March 31, 1997, there were 30,257 shares of BARRA Common authorized for issuance upon exercise of stock options granted or to be granted pursuant to the Rogers, Casey & Associates 1992 Stock Option Plan, and options to purchase 25,415 shares were outstanding.
As of March 31, 1997, there were 750,000 shares of Common, no par value authorized for issuance pursuant to the BARRA, Inc. 1996 Employee Stock Purchase Plan and 738,478 shares remained available for issuance under that plan. Pending approval of the shareholders of BARRA at the July 31, 1997 annual meeting, the Board of Directors of BARRA has approved the authorization of an additional 700,000 shares of BARRA Common for issuance under the BARRA Stock Option Plan and has also approved the creation of a Stock Option Plan for the non-employee members of the Board of Directors of BARRA which will have 100,000 shares of BARRA Common authorized for issuance upon exercise of stock options granted or to be granted pursuant to the terms of that plan. Neither of these authorizations will be effective until they are approved by the Shareholders of BARRA. Other than as set forth in this subsection or in the BARRA SEC Documents and other than options to purchase BARRA Common granted since March 31, 1997 under the BARRA Stock Option Plan, there are no outstanding (i) options, agreements, calls or commitments of any character which would obligate BARRA to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any BARRA Common Stock or any other equity security of BARRA, or
(ii) warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of BARRA Common Stock or any other equity security of BARRA.

     5.9 DULY AUTHORIZED ISSUANCES. All BARRA Shares will, when issued and delivered pursuant to and in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

     5.10 RETENTION OF BROKER OR CONSULTANT. Except for Hambrecht & Quist LLC, no broker, agent, finder, consultant or other party (other than legal, compliance, loan auditors and accounting advisors) has been retained by BARRA or is entitled to be paid based upon any agreements, arrangements or understandings made by BARRA in connection with any of the transactions contemplated by this Agreement.

     5.11 COMPLIANCE WITH LAWS, REGULATIONS AND DECREES. BARRA (i) has the corporate power to own or lease all its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of its business or is not likely to otherwise have a material adverse effect on BARRA and its subsidiaries taken as a whole,
(iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed,
(iv) has all material approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with all governmental and regulatory authorities which are necessary to the business and operations of BARRA now being conducted, and (v) has received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that BARRA is not in material compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any material license, franchise, permit or governmental authorization of BARRA.

6.   INVESTMENT REPRESENTATION.

          (a) The BARRA Shares received by the GAT Stockholders and the GAT Optionholder (collectively, the "GAT Securityholders") pursuant to the terms of this Agreement (the "Securities") will be acquired for the GAT
Securityholders' own account, not as a nominee or agent, and not with a view to the distribution of any part thereof.

          (b) Each GAT Securityholder has investigated BARRA's business, management and financial condition, has read the BARRA SEC Documents and has had access to all information requested pursuant to Section 3.1(h) and to such other information about BARRA as such GAT Stockholder has deemed necessary or desirable to reach an informed and knowledgeable decision to acquire the Securities.

          (c) Each GAT Securityholder understands that the Securities have not been registered under the Securities Act by reason of reliance upon certain exemptions therefrom, and that the reliance of BARRA on such exemptions is predicated upon, among other things, the bona fide nature of each GAT Stockholder's investment intent as expressed herein.

          (d) Each GAT Securityholder is experienced in evaluating and investing in securities and has made investments in securities other than those of GAT. Each GAT Stockholder is knowledgeable in business and financial matters and is capable of evaluating the merits and risks of an investment in BARRA. Each GAT Stockholder acknowledges that it has the ability to bear the economic risk of its investment pursuant to this Agreement.

          (e) Each GAT Securityholder understands that the Securities being purchased hereunder are restricted securities within the meaning of Rule 144 under the Securities Act; that the Securities are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

          (f) Each certificate representing the Securities when delivered to the GAT Securityholders at the Closing or upon exercise of the Yamaichi Option shall be endorsed with the following or substantially similar legend:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED (I) IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THESE SECURITIES UNDER THE 1933 ACT, AND AN EFFECTIVE REGISTRATION OR QUALIFICATION OF THESE SECURITIES FOR SALE UNDER ANY APPLICABLE STATE SECURITIES LAW; (II) IN THE ABSENCE OF AN OPINION OF COUNSEL SATISFACTORY TO BARRA, INC. THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED; OR (III) UNLESS SOLD PURSUANT TO RULE 144 OR OTHER APPLICABLE PROVISIONS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAW.

     Each GAT Securityholder agrees not to attempt any transfer of any such securities without first complying with the substance of said legend, and agrees that satisfaction of the issuer may, if BARRA so requests, depend in part upon an opinion of counsel reasonably acceptable in form and substance to the issuer, or equivalent evidence. Each of the undersigned GAT Securityholders acknowledges, without limitation, that the foregoing agreement and representation shall apply to BARRA Shares delivered to such person as a result of the Closing.

7.   REGISTRATION RIGHTS.

     7.1 DEFINITIONS. As used in this Section 7, the following terms shall have the following respective meanings:

          (a) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same may be in effect at that time;

          (b) "HOLDER" means any person who holds outstanding Registrable Securities which have not been sold to the public, but only if such person is a GAT Stockholder as of the Closing Date.

          (c) "REGISTER", "REGISTERED" and "REGISTRATION" mean a registration effected through the preparation and filing of a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement or document;

          (d) "REGISTRABLE SECURITIES" means (i) any and all shares of BARRA Common Stock issued upon sale of the GAT Shares pursuant to this Agreement; and (ii) any and all shares of BARRA Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such BARRA Common Stock; PROVIDED, HOWEVER, that
(a) shares of BARRA Common Stock which are Registrable Securities shall cease to be Registrable Securities upon the consummation of any sale of such BARRA shares pursuant to a registration statement or Rule 144 under the Securities Act; and (b) shares of BARRA Common Stock which are eligible to be sold by the holder thereof under Rule 144(k) under the Securities Act without numerical or dollar-value limitation shall cease to be Registrable Securities (BARRA shares received by the GAT Securityholders pursuant to this Agreement with numerical or dollar-value limitations shall cease to be Registrable Securities at such times and in such dollar amounts as such BARRA shares qualify for sale under Rule 144(e)).

          (e) "REGISTRATION EXPENSES" means all expenses incurred by BARRA in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for BARRA, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration.

          (f) "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same may be in effect at that time;

          (g) "SELLING EXPENSES" means all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

     7.2  BARRA REGISTRATION.

          (a) NOTICE OF REGISTRATION. If, at any time or from time to time BARRA shall determine to register any of its securities for its own account in connection with an offering of its securities to the general public for cash on a form which would permit the registration of Registrable Securities, BARRA will:

               (i)  promptly give to each Holder written notice thereof; and

               (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, the Registrable Securities specified in a written request or requests (subject to Section 7.3 below), made within twenty (20) days after mailing or personal delivery of such written notice from BARRA by any Holders.

     7.3 UNDERWRITING. If the registration of which BARRA gives notice is for a registered public offering involving an underwriting, BARRA shall so advise the Holders as a part of the written notice given pursuant to Section 7.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 7 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with BARRA) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by BARRA. Notwithstanding any other provision of this Section 7, if the underwriter determines that marketing factors require a limitation of the number of BARRA shares to be underwritten, the underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, or may exclude Registrable Securities entirely from such registration and underwriting. In such event BARRA shall so advise all Holders whose securities would otherwise be registered and underwritten pursuant hereto, and the number of BARRA shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities entitled to inclusion in such registration held by such Holders at the time of filing the registration statement. If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to BARRA and the underwriter provided on or before ten (10) days prior to the filing of the registration statement. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration and shall not be transferred in a public distribution prior to 180 days after the Closing Date of the registration statement relating thereto.

     7.4 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with registrations, filings, qualifications or compliance pursuant to this Section 7 shall be borne by BARRA, and unless otherwise stated, all Selling Expenses relating to securities registered by the Holders shall be borne by the holders of such securities pro rata on the basis of the number of BARRA shares of such holders so registered.

     7.5 FURNISH INFORMATION. It shall be a condition precedent to the obligations of BARRA to take any action pursuant to this Section 7 that the selling Holders shall furnish to BARRA such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

     7.6 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Section 7:

          (a) To the extent permitted by law, BARRA will indemnify and hold harmless each Holder, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by BARRA of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act, other applicable law or any state securities law in each case to the extent (and only to the extent) that such violation occurs in reliance upon and in conformity with statements and materials contained in the registration statement filed with the SEC relating to such registration including any preliminary prospectus or final prospectus contained therein; and BARRA will reimburse each such Holder, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 7.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of BARRA (which consent shall not be unreasonably withheld), nor shall BARRA be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder.

          (b) To the extent permitted by law, each Holder will, if Registrable Securities held by such person are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless BARRA, each of its directors and officers, each legal counsel and independent accountant of BARRA, each person, if any, who controls BARRA within the meaning of the Securities Act, each underwriter (within the meaning of the Securities Act) of

BARRA's securities covered by such a registration statement, and any other Holder selling securities in such registration statement against any losses, claims, damages, or liabilities (joint or several) to which BARRA, its directors, officers or controlling persons, any such legal counsel or independent accountant of BARRA, or any such underwriter, or other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration, and each such Holder will reimburse any legal or other expenses reasonably incurred by BARRA, its officers, directors, or controlling persons or any such underwriter or other Holder in connection with investigating or defending any such loss, claim damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 7.6(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld.

          (c)  Promptly after receipt by an indemnified party under this
Section 7.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.6, notify the indemnifying party in writing of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure of any indemnified party to notify an indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section
7.6 only to the extent that such failure to give notice shall materially prejudice the indemnifying party in the defense of any such claim or any such litigation, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.6.

     7.7 "MARKET STAND-OFF" AGREEMENT. Each Holder hereby agrees that it will not, to the extent requested by BARRA and an underwriter of BARRA Common Stock (or other securities) of BARRA sell or otherwise transfer or dispose of any Registrable Securities, except BARRA Common Stock included in such registration, during the one hundred eighty (180) day period following the Closing Date of any registration statements of BARRA filed under the Securities Act. In order to enforce the foregoing covenant, BARRA may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the GAT Shares or securities of every other person subject to the foregoing restriction) until the end of such 180-day period.

8.   CONDITIONS TO THE OBLIGATIONS OF BARRA.

     The obligations of BARRA under this Agreement are, at its option, subject to fulfillment at or prior to the Closing Date of each of the following conditions; PROVIDED, HOWEVER, that any one or more of such conditions may be waived in writing by BARRA at any time at or prior to the Closing Date; AND PROVIDED FURTHER, that each certificate, document, opinion or other writing, including the GAT Disclosure Statement, required to be delivered by the parties at the Closing, shall be provided at least five (5) days prior to the scheduled
Closing:

     8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of GAT and the GAT Stockholders in Sections 4 and 6 hereof shall be true and correct in all material respects on the date hereof and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically relates to a specified date, and the representations and warranties shall not contain any material inaccuracies or omissions the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on GAT or Innosearch.

     8.2 COMPLIANCE AND PERFORMANCE UNDER AGREEMENT. GAT, and each GAT Stockholder shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it at or prior to the Closing Date, including, without limitation, each of the covenants set forth in Section 3.2

     8.3 MATERIAL ADVERSE CHANGE. Except as disclosed to BARRA in writing prior to the date hereof, no materially adverse change shall have occurred since December 31, 1996, in the business, financial condition or results of operations of GAT and Innosearch taken as a whole, and neither GAT nor Innosearch shall be a party to or threatened with, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of BARRA, such legal action or proceeding could materially adversely affect GAT and Innosearch, taken as a whole, or the business, financial condition, results of operations or prospects of GAT and all of GAT's subsidiaries taken as a whole.

     8.4 GAT STOCKHOLDERS. All GAT Stockholders shall be parties to this Agreement and, at the Closing, BARRA shall acquire 100% of the outstanding capital stock of GAT.

     8.5 OFFICER'S CERTIFICATE. BARRA shall have received a certificate, dated the Closing Date, signed on behalf of GAT by its Treasurer and by its Chief Executive Officer, to the effect that the conditions in this Section 8.1, 8.2, 8.3, 8.4, 8.6, 8.7, 8.8, 8.9, 8.11, 8.13, 8.14, 8.15, (to be best of GAT's knowledge) and 8.16 have been satisfied.

     8.6 GAT BOARD OF DIRECTORS. Immediately upon closing, all of the members of the Board of Directors of GAT shall submit a letter of resignation, effective as of the Closing Date.

     8.7 NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the stock purchase shall be in effect.

     8.8 GOVERNMENT APPROVALS. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any such Government Approval shall have been satisfied; PROVIDED, HOWEVER, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by either of the parties hereto or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement BARRA, in its reasonable judgment shall deem to be materially burdensome (in which case BARRA shall promptly notify GAT). For purposes of this Agreement no condition shall be deemed to be "materially burdensome" if such condition would not (a) require the taking of any action materially inconsistent with the manner in which BARRA or GAT has conducted its business previously, (b) have a material adverse effect upon the business, financial condition or results of operations of BARRA or GAT, or (c) preclude satisfaction of any of the material conditions to consummation of the transactions contemplated by this Agreement.

     8.9 EXPENSES. On or before the date hereof, all attorneys, accountants, consultants, investment bankers and other advisors and agents for GAT and Innosearch shall have submitted to GAT (with a copy to BARRA) estimates of and all invoices for their fees and expenses (including, but not limited to, legal, accounting and financial advisory expenses) for all services rendered in any respect in connection with the transactions contemplated hereby, (collectively, the "GAT Expenses"). Based on such GAT Expenses, GAT and Innosearch shall have prepared and submitted to BARRA on the date hereof a summary of such fees and expenses as of the date hereof (the "Expense Summary"). At least five (5) business days prior to the Closing Date, such advisors shall have submitted their final bills for such fees and expenses to GAT for services rendered, with a copy to be delivered to BARRA, and based on such summary, GAT shall have prepared and submitted to BARRA a final Expense Summary dated as of the Closing Date.

     8.10 CLOSING DOCUMENTS. BARRA shall have received such certificates and other closing documents as counsel for BARRA shall reasonably request.

     8.11 CONSENTS. GAT shall have received, or BARRA shall have satisfied itself that GAT will receive, all consents of other parties to and required by all material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to GAT and Innosearch, including, without limitation, any consents required pursuant to the Advisers Act or Company Act and for any mortgages, notes, leases, franchises, agreements, licenses and permits listed on the Schedules 4.2(c)(B) and 4.15 of the GAT Disclosure Statement for GAT or Innosearch, in each case in form and substance reasonably satisfactory to BARRA, and no such consent or license or permit shall have been withdrawn or suspended.

     8.12 INNOSEARCH TRANSACTION. BARRA and the shareholders of Innosearch (except Yamaichi) shall have entered into a Stock Purchase Agreement substantially similar to this Agreement (the "Innosearch Agreement"), except that the Purchase Price, BARRA Common Stock granted and the Cash
Consideration shall be as set forth in the Innosearch Agreement.

     8.13 EMPLOYEE AGREEMENTS. Each employee of GAT shall have executed an agreement regarding confidentiality and proprietary information, and an agreement that their employment is terminable at will, the form of which will be established by the mutual agreement of the parties and attached hereto as EXHIBIT A at the Closing. Each of Thomas Ho and Mark Wainger shall have entered into employment and non-competition agreements with BARRA in the form that will be established by the mutual agreement of the parties and attached hereto as EXHIBIT B at the closing.

     8.14 OPINION OF COUNSEL. GAT shall have delivered to BARRA an opinion of counsel in the form that will be established by the mutual agreement of the parties and attached hereto as EXHIBIT C at the Closing.

     8.15 THIRD PARTY ACTIONS. No suit, action, investigation, claim or proceeding has commenced or to the best knowledge of GAT is to be commenced by any party based in whole or in part on an argument or assertion that BARRA, due to this Agreement, the negotiations leading up to this Agreement, or related agreements or activities, interfered or is interfering with any contractual relations of GAT or Innosearch or any party with whom GAT or Innosearch is, or has been, or may be engaged in business discussions.

     8.16 THE 3/31/97 BALANCE SHEETS. GAT shall have delivered to BARRA the 3/31/97 Balance Sheets, required to be delivered to BARRA pursuant to Section 4.30.

     8.17 OPTION AMENDMENT. BARRA, GAT and Yamaichi shall have executed and delivered the Option Amendment.

9.   CONDITIONS TO THE OBLIGATIONS OF GAT AND THE GAT STOCKHOLDERS.

     The obligations of GAT and the GAT Stockholders under this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions; PROVIDED, HOWEVER, that any one or more of such conditions may be waived in writing by GAT or by a majority in interest of the GAT Stockholders at any time prior to the Closing Date; AND PROVIDED FURTHER, that each certificate, document, opinion or other writing required to be delivered by the parties at the Closing shall be provided at least five
(5) days prior to the Closing:

     9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of BARRA in Section 5 hereof shall be true and correct in all material respects on the date hereof and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically relates to a specified date and does not contain any inaccuracies or omissions the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on BARRA.

     9.2 COMPLIANCE AND PERFORMANCE UNDER AGREEMENT. BARRA and its subsidiaries shall have performed and complied in all material respects with all of the terms of this Agreement required to be performed or complied with by them at or prior to the Closing Date.

     9.3 MATERIAL ADVERSE CHANGE. No materially adverse change shall have occurred since December 31, 1996, in the business, financial condition, results of operations or properties of BARRA and its subsidiaries taken as a whole, and BARRA shall not be engaged in, or a party to or so far as BARRA is aware, threatened with, and to BARRA's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency which, in the reasonable judgment of GAT, could materially adversely affect BARRA or its business, financial conditions, results of operations or assets taken as a whole.

     9.4 OFFICERS CERTIFICATE. GAT shall have received a certificate, dated the Closing Date, signed on behalf of BARRA by its President or Chief Executive Officer and Chief Financial Officer or Treasurer, certifying to the fulfillment of the conditions stated in Sections 9.1, 9.2, 9.3, 9.5 9.6 (to the best of BARRA's knowledge), 9.8, and 9.10.

     9.5 OPINION OF COUNSEL. BARRA shall have delivered to GAT an opinion of its counsel in a form that will be established by the mutual agreement of the parties and attached hereto as EXHIBIT D at the closing.

    9.6 THIRD PARTY ACTIONS. No suit, action, investigation, claim or proceeding has commenced or to the best knowledge of BARRA is to be commenced by any party based in whole or in part on an argument or assertion that GAT and/or Innosearch, due to this Agreement, the negotiations leading up to this Agreement, or related agreements or activities, interfered or is interfering with any contractual relations of BARRA or any party with whom BARRA is, or has been, or may be engaged in business discussions.

     9.7 CLOSING DOCUMENTS. GAT shall have received such certificates and other closing documents including the employment and non-competition agreements executed on behalf of BARRA provided in Section 8.13 as counsel for GAT shall reasonably request.

     9.8 NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the stock purchase shall be in effect.

     9.9 INNOSEARCH TRANSACTION. BARRA, Innosearch and the shareholders of Innosearch (except Yamaichi) shall have entered into the Innosearch Agreement.

     9.10 GOVERNMENT APPROVALS. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any such Government Approval shall have been satisfied; PROVIDED, HOWEVER, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by either of the parties hereto or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement GAT, in its reasonable judgment shall deem to be materially burdensome (in which case GAT shall promptly notify BARRA). For purposes of this Agreement no condition shall be deemed to be "materially burdensome" if such condition would not (a) require the taking of any action materially inconsistent with the manner in which BARRA or GAT has conducted its business previously, (b) have a material adverse effect upon the business, financial condition or results of operations of BARRA or GAT, or (c) preclude satisfaction of any of the material conditions to consummation of the transactions contemplated by this Agreement.

10.  EXPENSES.

     BARRA and GAT agree to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by each such party incident to the preparation and negotiation of this Agreement, performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby, including the fees and disbursements of attorneys, accountants, consultants, investment bankers and other advisors employed by such party in connection therewith; PROVIDED, HOWEVER, that in the event the transactions contemplated by this Agreement are consummated, BARRA shall pay the GAT Expenses (as defined in Section 8.9) plus any filing fees and costs of BARRA, GAT and/or Innosearch incurred in seeking or obtaining Government Approvals (the "Government Filing Fees") up to an amount equal to five hundred thousand dollars ($500,000). In the event the GAT Expenses and the Government Filing Fees as of the Closing Date are in an amount exceeding five hundred thousand dollars ($500,000) in the aggregate, there shall be an adjustment to the Purchase Price in accordance with the provisions of Schedule A.

11.  SURVIVAL, INDEMNIFICATION AGAINST LOSS.

     11.1 SURVIVAL. The representations, warranties, and agreements made herein, including but not limited to the indemnification provisions of Sections 11.2, 11.3 and 11.4, shall survive any investigation made by any party hereto. The representations and warranties made herein shall survive the Closing of the transactions contemplated hereby until the first anniversary of the Closing. The representations, warranties, indemnifications and agreements made pursuant to Sections 4.29, Section 11.2,
11.3 and 11.4 shall survive (i) if a Closing shall occur, until the first anniversary of the Closing; PROVIDED, HOWEVER, that the indemnification provided in Section 11.2(a)(iii) shall survive until the payment of any tax liability or the resolution of any tax dispute and the indemnifications provided in Sections 11.2(a)(ii), (iv) and (v) shall survive until such matters are completely resolved; or (ii) if this Agreement is terminated, until one year after the termination of this Agreement. The confidentiality covenants of BARRA contained in Section 3.3 shall expire on the Closing Date.

     11.2 GAT STOCKHOLDERS' INDEMNIFICATION.

          (a) All of the GAT Stockholders shall jointly and severally defend and indemnify BARRA against, and jointly and severally agree to indemnify and hold BARRA harmless from, any and all losses, claims, damages, penalties, liabilities, fines, injuries, costs and expenses (including reasonable attorneys', accountants' and other professionals' fees, administrative expenses, prejudgment interest and court costs), incurred or suffered by BARRA relating to or arising out of or in connection with any or all of the following: (i) any breach or non-fulfillment of or any inaccuracy in any representation, warranty or covenant made by GAT and the GAT Stockholders in this Agreement or the Innosearch Stockholders in the Innosearch Agreement or failure by GAT and the GAT Stockholders and the Innosearch Stockholders to perform any obligation or covenant to be performed by it pursuant to this Agreement, the Innosearch Agreement or any document delivered by GAT at the Closing; (ii) the failure by GAT or Innosearch to register as an investment adviser in any jurisdiction in which BARRA, upon the reasonable advice of counsel, deems a registration to be necessary; (iii) any federal, state, local or foreign tax liability not reflected or accounted for on the GAT or Innosearch financial statements provided to BARRA and dated as of December 31, 1996; (iv) any claims or demands by any party relating in any way to the ownership or use of the Proprietary Rights of GAT and/or Innosearch or the infringement by GAT and/or Innosearch of the Proprietary Rights of any party, including, but not limited to, any claims or demands by any GAT Stockholder, or any stockholder of Innosearch; and (v) any breach of or inaccuracy in the representations and warranties of GAT, Innosearch or the GAT Stockholders contained in Sections 4.10 and 4.14. Notwithstanding the foregoing, neither GAT nor Innosearch shall have any liability under Section 11.2(a)(ii): (A) to the extent that such registration is necessary because of a change since the Closing Date in the applicable law, rules or regulations requiring such registration, (B) to the extent such registration is necessary because of a change since the Closing Date in the business or activities of GAT or Innosearch, or (C) with respect to any administrative or filing fees (but not penalties) for registrations by GAT or Innosearch as an investment adviser in any jurisdiction after the Closing Date.

          (b) Claims for indemnity made by BARRA pursuant to the provisions of Section 11.2(a) must total $50,000 in the aggregate before BARRA can seek reimbursement for such claims from the GAT Stockholders (once the $50,000 threshold is met, BARRA can seek reimbursement for all indemnity claims, including those up to the $50,000 threshold, but only to the extent such claims are limited by Section 11.6).

     11.3 BARRA'S INDEMNIFICATION.

          (a) BARRA shall defend and indemnify the GAT Stockholders against and agrees to indemnify and hold each of them harmless from any and all losses, claims, damages, penalties, liabilities, fines, injuries, costs and expenses (including reasonable attorneys', accountants' and other professionals' fees, administrative expenses, prejudgment interest and court costs), incurred or suffered by any of them relating to or arising out of or in connection with any breach or non-fulfillment of or any inaccuracy in any representation, warranty or covenant made by BARRA or failure by BARRA to perform any obligation or covenant to be performed by it pursuant to this Agreement or any document delivered by BARRA at the Closing.

          (b) Claims for indemnity made by the GAT Stockholders pursuant to the provisions of Section 11.3(a) must total $50,000 in the aggregate before the GAT Stockholders can seek reimbursement for such claims from BARRA (once the $50,000 threshold is met, the GAT Stockholders can seek reimbursement for all additional indemnity claims, including those up to the $50,000 threshold, but only to the extent such claims are limited by Section 11.6).

     11.4 GAT'S INDEMNIFICATION.

          (a) GAT shall defend and indemnify BARRA against and agrees to indemnify and hold BARRA harmless from any and all losses, claims, damages, penalties, liabilities, fines, injuries, costs and expenses (including reasonable attorneys', accountants' and other professionals' fees, administrative expenses, prejudgment interest and court costs), incurred or suffered by BARRA relating to or arising out of or in connection with any breach or non-fulfillment of or any inaccuracy in any representation, warranty or covenant made by GAT, the GAT Stockholders, Innosearch or the Innosearch Stockholders or failure by GAT, the GAT Stockholders, Innosearch or the Innosearch Stockholders to perform any obligation or covenant to be performed by it or them pursuant to this Agreement or any document delivered by GAT or any GAT Stockholder at the Closing;

          (b) Claims for indemnity made by BARRA pursuant to the provisions of Section 11.4(a) must total $50,000 in the aggregate before BARRA can seek reimbursement for such claims from GAT (once the $50,000 threshold is met, BARRA can seek reimbursement for all indemnity claims, including those up to the $50,000 threshold, but only to the extent such claims are limited by
Section 11.6).

     11.5 INDEMNIFICATION PROCEDURES.

          (a) Promptly upon obtaining knowledge of any claim, event, statement of facts or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, any party seeking indemnification under this Article 11 (an "Indemnified Party") shall give written notice of such claim or demand ("Notice of Claim") to the party from which indemnification is sought (an "Indemnifying Party"), setting forth the amount of the claim. The Indemnified Party shall furnish to the Indemnifying Party in reasonable detail, such information as it may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).
 No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any liability, damage, loss, claim or demand for which the Indemnified Party is entitled to indemnification hereunder.

          (b) Promptly after receipt of notice of any claim by a third party which might give rise to indemnification hereunder, the Indemnified Party shall notify the Indemnifying Party in writing specifying in reasonable detail the nature and amount of the claim. The Indemnifying Party shall be entitled to assume and have the sole control of the defense and settlement of such action or claim; PROVIDED, HOWEVER, that:

               (i) the Indemnified Party shall be entitled to participate in the defense of such claim and, in connection therewith, to employ counsel at its own expense;

               (ii) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement that requires any action by the Indemnified Party other than the payment of money.

          (c) In the event the Indemnifying Party elects to assume control of the defense of any such action in accordance with the foregoing provisions, (i) the


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

Indemnifying Party shall not be liable to the Indemnified Party for any legal fees, costs and expenses incurred by the Indemnified Party in connection with the defense thereof after the date on which the Indemnifying Party notifies the Indemnified Party of such election and (ii) the Indemnified Party shall fully cooperate with the Indemnifying Party in such defense. If the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions, the Indemnified Party shall have the right to defend such claim, in which case the Indemnifying Party shall pay all reasonable costs and expenses of such defense. The Indemnified Party shall conduct such defense in good faith and shall have the right to settle the matter with the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld.

          (d) Except for third-party claims being defended in good faith, the Indemnifying Party shall satisfy its obligations hereunder within thirty
(30) days after the Date of the Notice of Claim, provided, however, that, with respect to third-party claims or otherwise, if BARRA is the Indemnified Party, the Holder's Agent, as the representative of the Indemnifying Party, may choose, pursuant to Section 11, to relinquish cash from the Escrow Fund in satisfaction or partial satisfaction of the indemnity obligations hereunder.

          (e) The term "Date of the Notice of Claim" as used in this Article 11 shall mean either: (i) the third business day after the date of the postmark on the registered or certified mail containing the Notice of Claim; or (ii) if the Notice of Claim is personally delivered, the date of such personal delivery.

     11.6 LIMITATION ON INDEMNIFICATION CLAIMS.

          (a) Claims for indemnity made by BARRA pursuant to the provisions of Sections 11.2(a)(i) (but excluding any Misconduct Claims as defined in Section 12.1) and 11.4 (but excluding any Misconduct Claims) shall be limited to $1,600,000 (10% of the Purchase Price). Misconduct Claims or claims for indemnity made by BARRA pursuant to the provisions of Sections 11.2(ii)-(v) shall not be so limited.

          (b) Claims for indemnity made by the GAT Stockholders pursuant to the provisions of Section 11.3 or otherwise pursuant to this Agreement (but excluding all Misconduct Claims) shall be limited to $1,600,000 (10% of the Purchase Price). Misconduct claims made by the GAT Stockholders shall not be so limited.

     11.7 LIABILITY LIMITED TO INDEMNIFICATION.

          (a) The consideration paid by BARRA to the GAT Stockholders to acquire 100% of the GAT Shares has been established by the parties hereto based on the allocation of risk and rights of recovery hereunder.

          (b) The GAT Stockholders have had an opportunity to do due diligence of BARRA and accordingly have agreed to limit their right to recourse as set forth in this Section 11. Each of the GAT Stockholders and the affiliates of each shall have no claim or cause of action, whether in contract, tort, under statute or otherwise, for monetary damages arising out of, or relating to, this Agreement, the representations and warranties herein or any of the transactions contemplated hereby apart from the right to indemnification pursuant to Section 11 hereof.

          (c) BARRA has had an opportunity to do due diligence of GAT and accordingly has agreed to limit its right to recourse as set forth in this
Section 11. BARRA, and the affiliates of BARRA shall have no claim or cause of action, whether in contract, tort, under statute or otherwise, for monetary damages arising out of, or relating to, this Agreement, the representations and warranties herein or any of the transactions contemplated hereby apart from the right to indemnification pursuant to Section 11 hereof.

          (d) GAT and the GAT Stockholders' obligation to indemnify BARRA under this Section 11 includes the obligation to indemnify BARRA, and all of its officers, directors, affiliates and subsidiaries.

12.  ESCROW.

     12.1 ESCROW FOR REPRESENTATIONS AND WARRANTIES. As security for the representations and warranties contained herein, BARRA shall on the Closing Date place in escrow (the "Escrow") with an escrow agent reasonably satisfactory to BARRA and GAT, under the terms of the Escrow Agreement in the form to be established by the mutual agreement of the parties and attached hereto as EXHIBIT E at the Closing (the "Escrow Agreement"), One Million Six Hundred Thousand Dollars ($1,600,000) of the Cash Consideration (the "Escrow Fund"). Pursuant to the terms of the Escrow Agreement, the Escrow shall terminate, and the Escrow Fund shall be released pro rata to the GAT Stockholders, unless otherwise relinquished to BARRA pursuant to the provisions of Section 11.5, on the business day following the one year anniversary of the Closing. All claims for indemnification pursuant to
Section 11.2(a)(i) hereof, but excluding all losses, claims, damages, penalties, liabilities, fines, injuries, costs and expenses (including reasonable attorney's fees, administrative expenses prejudgment interest and court costs), resulting from fraud or willful misconduct (the "Misconduct Claims"), shall be brought and recovered by BARRA solely by the return to BARRA of cash from the Escrow Fund as satisfaction or partial satisfaction of such indemnity obligations. All claims for indemnification pursuant to Sections 11.2(a)(ii)-(v) hereof and all claims for indemnification that are Misconduct Claims shall be brought and recovered by BARRA against the GAT Stockholders, on a joint and several basis; provided, however, that the Holder's Agent may choose to return to BARRA cash from the Escrow Fund as satisfaction or partial satisfaction of such indemnity obligations, but such indemnity obligations shall not be limited by the return to BARRA of the Escrow Fund; provided, further, that the Holder's Agent shall first satisfy all claims for indemnification pursuant to Section 11.2(a)(i). BARRA, the GAT Stockholders and the Holder's Agent acknowledge and agree that any distribution of cash from the Escrow

Fund to satisfy a claim for indemnification pursuant to Section 11.2(a)(i) hereof shall be done so as to reduce each GAT Stockholder's and the GAT Optionholder's interest in the Escrow Fund in a pro rata manner based on the GAT Stockholder's and the GAT Optionholder's respective ownership interests in the Escrow Fund.

     12.2 HOLDER'S AGENT. Thomas Ho is hereby irrevocably appointed attorney-in-fact and authorized and empowered to act, for and on behalf of any or all of the GAT Stockholders (with full power of substitution in the premises) in connection with the indemnity provisions of Section 11 as they relate to the GAT Stockholders generally, the Escrow Agreement, the notice provisions of this Agreement and such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby including, without limitation, to act as the representative of the GAT Stockholders, to review and authorize all setoffs, claims and other payments authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on their behalf with BARRA any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as are authorized in this Agreement (the above named representative, as well as any subsequent representative of the GAT Stockholders appointed by him or after his death or incapacity elected by vote of holders of a majority of GAT Common Stock outstanding immediately prior to the Closing Date being referred to herein as the "Holder's Agent"). The Holder's Agent shall not be liable to any GAT Stockholder or BARRA and their respective affiliates or any other person with respect to any action taken or omitted to be taken by the Holder's Agent under or in connection with this Agreement or the Escrow Agreement unless such action or omission results from or arises out of fraud, gross negligence, willful misconduct or bad faith on the part of the Holder's Agent. BARRA and its affiliates (including, after the Closing, GAT) shall be entitled to rely on such appointment and treat such Holder's Agent as the duly appointed attorney-in-fact of each GAT Stockholder.

13.  AMENDMENT; TERMINATION.

     13.1 AMENDMENT. This Agreement may be amended by the mutual consent of the boards of directors of BARRA and GAT, and the GAT Stockholders at any time prior to the Closing Date with respect to any of its terms.

     13.2 TERMINATION.  This Agreement may be terminated as follows:

          (a) By the mutual consent of the boards of directors of BARRA and GAT at any time prior to the Closing.

          (b) By the Board of Directors of BARRA on or after ninety (90) days from the date of this Agreement, but in no event after the Closing, if
(i) any of the conditions in Section 8 to which the obligations of BARRA are subject have not been fulfilled, or (ii) such conditions have been fulfilled by GAT or waived by BARRA, but the GAT Stockholders shall have failed to deliver 100% of the GAT Shares for BARRA.

          (c) By the Board of Directors of GAT on or after ninety (90) days from the date of this Agreement, but in no event after the Closing, if (A) any of the conditions contained in Section 9 to which the obligations of GAT and the GAT Stockholders are subject have not been fulfilled, or (B) such conditions have been fulfilled by BARRA or waived by GAT, but BARRA shall have failed to purchase 100% of the GAT Shares.

     13.3 NOTICE. The power of termination hereunder may be exercised by BARRA or GAT, as the case may be, only by giving written notice to the other party in accordance with the provisions of Section 14.1.

     13.4 TERMINATION AND EXPENSES. Termination of this Agreement shall not terminate or affect the obligations of the parties to each pay their own expenses as provided in Section 10, to maintain the confidentiality of the other party's information pursuant to Section 3.3, or the provisions of this
Section 13.4, or of Sections 14.1, 14.3, 14.4, 14.5 or 14.6 or the second sentence of Section 14.2 below and shall not affect any agreement after such termination. The obligations of BARRA under Sections 3.1(g) and 11.3, the obligations of GAT under Sections 3.2(o) and 11.4, and the obligations of the GAT Stockholders under Section 11.2, shall survive for one (1) year following any termination of this Agreement. GAT, the GAT Stockholders and BARRA agree that any other termination of this Agreement shall not in any manner release or be construed as so releasing the nonterminating party or parties from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such parties' failure in performance of any of its covenants or agreements hereunder, including without limitation, any obligations arising under
Section 11.

14.  MISCELLANEOUS.

     14.1 NOTICES. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by overnight express (DHL, UPS or Federal Express) or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:


To BARRA:                              To GAT:
(if before June 30, 1997)              Wall Street Plaza
1995 University Avenue                 88 Pine Street
Suite 150                              New York, NY  10005
Berkeley, California 94704             Tel. (212) 785-9630
Tel. (510) 548-5442                    Fax  (212) 425-9095
Fax  (510) 548-5374                    Attention: Thomas Ho
Attention: Chief Executive Officer
           and General Counsel


(if on or after June 30, 1997
BARRA, Inc.
2100 Milvia Street
Berkeley, CA  94704



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

With a copy to:                        With a copy to:


David M. Niebauer, Esq.                Thomas T. Chan, Esq.
Graham & James LLP                     Chan Law Group PLC
One Maritime Plaza, Suite 300          911 Wilshire Boulevard,
San Francisco, California 94111-3492   Suite 2288
Tel: (415) 954-0200                    Los Angeles, California
Fax: (415) 391-2493                    90017-3451
                                       Tel: (213) 624-6560
                                       Fax: (213) 622-1154


or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

     14.2 BINDING AGREEMENT. This Agreement is binding upon and is for the benefit of BARRA, GAT, the GAT Securityholders, and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. No party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other parties to this Agreement.

     14.3 CONSENT TO JURISDICTION AND FORUM SELECTION. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of San Francisco, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of San Francisco, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a party in any action or proceeding


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

shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

     14.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California, without giving effect such state's choice-of-law principles.

     14.5 ATTORNEYS' FEES. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

     14.6 ENTIRE AGREEMENT; SEVERABILITY. This Agreement and the Confidentiality Agreement by and between GAT and BARRA, dated December 26, 1996 and the documents, certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

     14.7 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.8 WAIVERS. Prior to or on the Closing Date, each of BARRA, GAT and the GAT Stockholders shall have the right to waive any default in the performance of any term of this Agreement by BARRA, GAT, and the GAT Stockholders, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

        [THE REMAINDER OF THIS PAGE SHALL INTENTIONALLY REMAIN BLANK.]




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

     IN WITNESS WHEREOF, BARRA, GAT and the GAT Stockholders have each caused this Agreement to be signed, and each of the GAT Stockholders has caused the Power of Attorney - Escrow Provisions to be signed, effective as of the date written above.


BARRA, INC.

By:
   -------------------------------
Name:
     -----------------------------
Title:
      ----------------------------

GLOBAL ADVANCED TECHNOLOGY CORPORATION

By:
   -------------------------------
Name:
     -----------------------------
Title:
      ----------------------------

----------------------------------
Thomas Ho


----------------------------------
Mark Wainger

                    POWER OF ATTORNEY - ESCROW PROVISIONS

KNOW ALL MEN BY THESE PRESENTS:

     That each person whose signature appears below constitutes and appoints Thomas Ho as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to act for and on behalf of him in connection with the indemnity provisions of Section 11 as they relate to the GAT Stockholders generally, the Escrow Agreement, the notice provisions of this Agreement and such other matters as are reasonably necessary for the consummation of the transactions contemplated in this Agreement including, without limitation, to act as his representative, to review and authorize all setoffs, claims and other payments authorized or directed by the Escrow Agreement and dispute or question the accuracy thereof, to compromise on the behalf of all GAT Stockholders with BARRA any claims asserted thereunder and to authorize payments to be made with respect thereto and to take such further actions as are authorized in this Agreement.

     This Agreement has been signed by the following persons, effective as of the date written above.


The GAT Stockholders:


----------------------------------
Thomas Ho


----------------------------------
Mark Wainger




                                       74